PROSPECTUS Dated August 26, 2003                    Pricing Supplement No. 73 to
PROSPECTUS SUPPLEMENT                      Registration Statement No. 333-106789
Dated August 26, 2003                                        Dated July 23, 2004
                                                                  Rule 424(b)(3)

                                   $7,000,000
                                 Morgan Stanley
                       GLOBAL MEDIUM-TERM NOTES, SERIES C
                            Senior Fixed Rate Notes
                             ----------------------
                             PLUS due July 15, 2006
         Mandatorily Exchangeable for an Amount Payable in U.S. Dollars
            Based on the Value of Common Stock of Fifteen Companies
                         in the Semiconductor Industry
                  Performance Leveraged Upside Securities(SM)
                                  ("PLUS(SM)")

Unlike ordinary debt securities, the PLUS do not pay interest and do not guarantee any return of principal at maturity. Instead, at maturity you will receive for each $5 principal amount of PLUS that you hold an amount in cash based upon the value of a basket of shares of common stock of fifteen companies in the semiconductor industry, which we refer to as the basket stocks, as determined on the second trading day prior to the maturity of the PLUS.

o The basket stocks are the common stocks of Advanced Micro Devices, Inc., Altera Corporation, Amkor Technology, Inc., Analog Devices, Inc., Applied Materials, Inc., Broadcom Corporation, Intel Corporation, LSI Logic Corporation, Micron Technology, Inc., National Semiconductor Corporation, Novellus Systems, Inc., SanDisk Corporation, Taiwan Semiconductor Manufacturing Company Ltd., Texas Instruments Incorporated and Xilinx, Inc.
o    The principal amount and issue price of each PLUS is $5.
o    We will not pay interest on the PLUS.
o At maturity, if the final basket value is greater than the initial basket value, you will receive for each $5 principal amount of PLUS that you hold a payment equal to $5 plus the leveraged upside payment, which is equal to $5 multiplied by 250% of the percent increase in the value of the basket, subject to a maximum total payment at maturity of $6.50, or 130% of the issue price. If the final basket value is less than or equal to the initial basket value, you will receive for each $5 principal amount of PLUS that you hold a payment at maturity equal to $5 multiplied by the basket performance factor, which will be less than or equal to 1.0.
     o The percent increase in the value of the basket will be equal to (i) the final basket value minus the initial basket value divided by (ii) the initial basket value.
     o The basket performance factor will be equal to (i) the final basket value divided by (ii) the initial basket value.
     o The initial basket value is $5. At the initial offering of the PLUS, the fractional amount of each basket stock included in the basket is set at an exchange ratio calculated so that each basket stock represents $.33334 of the initial basket value, based on the closing price of each basket stock on July 23, 2004, the day we priced the PLUS for initial sale to the public. The exchange ratio for each basket stock will remain constant for the term of the PLUS unless adjusted for certain corporate events relating to the issuer of that basket stock.
     o The basket value on any date equals the sum of the products of the closing price and the exchange ratio of each basket stock on that date.
o Investing in the PLUS is not equivalent to investing in the basket or any of the individual basket stocks.
o The PLUS have been approved for listing on the American Stock Exchange LLC, subject to official notice of issuance. The AMEX listing symbol for the PLUS is "SBM."

You should read the more detailed description of the PLUS in this pricing supplement. In particular, you should review and understand the descriptions in"Summary of Pricing Supplement" and "Description of PLUS."

The PLUS are riskier than ordinary debt securities. See "Risk Factors" beginning on PS-8.

                               ------------------
                               PRICE $5 PER PLUS
                              -------------------

                                  Price to           Agent's         Proceeds to
                                   Public        Commissions(1)        Company
                                  --------       --------------      -----------
Per PLUS.......................     $5.00             $.10              $4.90
Total..........................   7,000,000         $140,000         $6,860,000

(1) For additional information see "Supplemental Information Concerning Plan of Distribution" in this pricing supplement

                                 MORGAN STANLEY

     For a description of certain restrictions on offers, sales and deliveries of the PLUS and on the distribution of this pricing supplement and the accompanying prospectus supplement and prospectus relating to the PLUS, see the section of this pricing supplement called "Supplemental Information Concerning Plan of Distribution."

     No action has been or will be taken by us, the Agent or any dealer that would permit a public offering of the PLUS or possession or distribution of this pricing supplement or the accompanying prospectus supplement or prospectus in any jurisdiction, other than the United States, where action for that purpose is required. Neither this pricing supplement nor the accompanying prospectus supplement and prospectus may be used for the purpose of an offer or solicitation by anyone in any jurisdiction in which such offer or solicitation is not authorized or to any person to whom it is unlawful to make such an offer or solicitation.

     The PLUS may not be offered or sold to the public in Brazil. Accordingly, the offering of the PLUS has not been submitted to the Comissno de Valores Mobiliarios for approval. Documents relating to this offering, as well as the information contained herein and therein, may not be supplied to the public as a public offering in Brazil or be used in connection with any offer for subscription or sale to the public in Brazil.

     The PLUS have not been registered with the Superintendencia de Valores y Seguros in Chile and may not be offered or sold publicly in Chile. No offer, sales or deliveries of the PLUS, or distribution of this pricing supplement or the accompanying prospectus supplement or prospectus, may be made in or from Chile except in circumstances which will result in compliance with any applicable Chilean laws and regulations.

     The PLUS may not be offered or sold in Hong Kong, by means of any document, other than to persons whose ordinary business it is to buy or sell shares or debentures, whether as principal or agent, or in circumstances which do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap. 32) of Hong Kong. The Agent has not issued and will not issue any advertisement, invitation or document relating to the PLUS, whether in Hong Kong or elsewhere, which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to PLUS which are intended to be disposed of only to persons outside Hong Kong or only to "professional investors" within the meaning of the Securities and Futures Ordinance (Cap. 571) of Hong Kong and any rules made thereunder.

     The PLUS have not been registered with the National Registry of Securities maintained by the Mexican National Banking and Securities Commission and may not be offered or sold publicly in Mexico. This pricing supplement and the accompanying prospectus supplement and prospectus may not be publicly distributed in Mexico.

     This pricing supplement and the accompanying prospectus supplement and prospectus have not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this pricing supplement and the accompanying prospectus supplement and prospectus used in connection with the offer or sale, or invitation for subscription or purchase, of the PLUS may not be circulated or distributed, nor may the PLUS be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than under circumstances in which such offer, sale or invitation does not constitute an offer or sale, or invitation for subscription or purchase, of the PLUS to the public in Singapore.

                         SUMMARY OF PRICING SUPPLEMENT

     The following summary describes the PLUS(SM) we are offering to you in general terms only. You should read the summary together with the more detailed information that is contained in the rest of this pricing supplement and in the accompanying prospectus and prospectus supplement. You should carefully consider, among other things, the matters set forth in "Risk Factors."

     The PLUS offered are medium-term debt securities of Morgan Stanley. The return on the PLUS at maturity is based on the value of a basket of shares of common stock of fifteen companies in the semiconductor industry.

     "Performance Leveraged Upside Securities" and "PLUS" are our service marks.


Each PLUS costs $5             We, Morgan Stanley, are offering Performance
                               Leveraged Upside Securities(SM) due July 15,
                               2006, Mandatorily Exchangeable for an Amount
                               Payable in U.S. Dollars Based on the Value of
                               Common Stock of Fifteen Companies in the
                               Semiconductor Industry, which we refer to as the PLUS. The principal amount and issue price of each PLUS is $5.

                               We refer to the common stock of the following fifteen companies as the basket stocks: Advanced Micro Devices, Inc., Altera Corporation, Amkor Technology, Inc., Analog Devices, Inc., Applied Materials, Inc., Broadcom Corporation, Intel Corporation, LSI Logic Corporation, Micron Technology, Inc., National Semiconductor Corporation, Novellus Systems, Inc., SanDisk Corporation, Taiwan Semiconductor Manufacturing Company Ltd., Texas Instruments Incorporated and Xilinx, Inc.

                               The original issue price of the PLUS includes the agent's commissions paid with respect to the PLUS and the cost of hedging our obligations under the PLUS. The cost of hedging includes the projected profit that our subsidiaries may realize in consideration for assuming the risks inherent in managing the hedging transactions. The fact that the original issue price of the PLUS includes these commissions and hedging costs is expected to adversely affect the secondary market prices of the PLUS. See "Risk Factors--The inclusion of commissions and projected profit of hedging in the original issue price is likely to adversely affect secondary market prices" and "Description of PLUS--Use of Proceeds and Hedging."

No guaranteed return           Unlike ordinary debt securities, the PLUS do not
of principal; no interest      pay interest and do not guarantee any return of
                               principal at maturity. If the final value of the basket, which we refer to as the final basket value, is less than the initial value of the basket, which we refer to as the initial basket value, we will pay to you an amount in cash per PLUS that is less than the $5 issue price of each PLUS by an amount proportionate to the decrease in the value of the basket.

The initial basket value       At the initial offering of the PLUS, the basket
equals $5                      is equally weighted, and the initial basket
                               value is $5. The fractional amount of each basket stock included in the basket is set at an exchange ratio calculated so that each basket stock represents $.33334 of the initial basket value, based on the closing prices of the basket stocks on July 23, 2004, the day we priced the PLUS for initial sale to the public. The exchange ratio for any basket stock will remain constant for the term of the PLUS unless adjusted for certain corporate events relating to the issuer of that basket stock. See "Basket stocks" below.

Payment at maturity            At maturity, you will receive for each $5
                               principal amount of PLUS that you hold an amount in cash based upon the final basket value, determined as follows:


                               initial basket value          =    $5

                               final basket value            =    the basket value on July 13, 2006, which we
                                                                  refer to as the basket valuation date

                               basket value                  =    the sum of the products of the closing price and
                                                                  the exchange ratio for each basket stock

                               o If the final basket value is greater than the initial basket value, you will receive for each $5 principal amount of PLUS that you hold a payment at maturity equal to:

                                       $5    +    leveraged upside payment,

                                    subject to a maximum total payment at maturity of $6.50, or 130% of the issue price,

                                    where,

                                    leveraged upside payment =    ($5    x    250%    x    basket percent
                                    increase) and

                                       basket percent               final basket value - initial basket value
                                          increase           =      -----------------------------------------
                                                                              initial basket value

                               o If the final basket value is less than or equal to the initial basket value, you will receive for each $5 principal amount of PLUS that you hold a payment at maturity equal to:

                                     $5 x basket performance factor

                               where,

                                     basket performance           final basket value
                                          factor             =    ---------------------
                                                                  initial basket value

                                    Because the basket performance factor will be less than or equal to 1.0, this payment will be less than or equal to $5.

                               On PS-7, we have provided a graph titled
                               "Hypothetical Payouts on the PLUS at Maturity," which illustrates the performance of the PLUS at maturity assuming a variety of hypothetical final basket values. The graph does not show every situation that may occur.

                               You can review the historical prices of each basket stock and a graph of historical basket values based on illustrative exchange ratios determined as of July 23, 2004 in the section of this pricing supplement called "Description of PLUS--Historical Information."

                               The final basket value will be determined on July 13, 2006, which we refer to as the basket valuation date. If, however, a market disruption event occurs on July 13, 2006, it will not be used as the basket valuation date and the basket valuation date will instead be the first trading day on or after July 13, 2006 on which no market disruption event occurs. If due to a market disruption event or otherwise, the basket valuation date occurs after July 13, 2006, the maturity date will be postponed until the second trading day following the basket valuation date. See the section of this pricing supplement called "Description of PLUS--Maturity Date."

                               Investing in the PLUS is not equivalent to investing in the basket or any of the individual basket stocks.

Your return on the PLUS is     The return investors realize on the PLUS is
limited by the maximum         limited by the maximum payment at maturity. The
payment at maturity            maximum payment at maturity of each PLUS is 130%
                               of the issue price. Because you will not receive more than the maximum payment at maturity, the effect of the leveraged upside payment will be reduced when the final basket value exceeds 112% of the initial basket value. See "Hypothetical
                               Payouts on the PLUS at Maturity" on PS-7.

Basket stocks                  The basket is composed of the common stocks of
                               fifteen companies in the semiconductor industry, including the American Depositary Shares, or ADS, of Taiwan Semiconductor Manufacturing
                               Company Ltd. ("Taiwan Semiconductor"). The issuers of the basket stocks have varying market capitalizations and, except for Taiwan
                               Semiconductor, a corporation organized under the laws of Taiwan, are all domestic entities. The following table sets forth the issuer of each basket stock, the ticker symbol for each basket stock, the U.S. exchange on which each basket stock is listed, the proportion of the initial basket value represented by the shares of each basket stock contained in the basket, the exchange ratio for each basket stock, the initial price of each basket stock used to calculate its exchange ratio and the value of the fractional share of each basket stock contained in the basket:

                                                                                                               Initial
                                                                         Proportion                 Initial     Value
                                                                         of Initial                 Price of     per
                                     Issuer of        Ticker               Basket       Exchange     Basket     Basket
                                    Basket Stock      Symbol   Exchange    Value          Ratio      Stock      Stock
                                    ------------      ------   --------  ----------    ----------   --------   --------

                               Advanced Micro
                                  Devices, Inc.         AMD      NYSE       1/15th     .027503300    $ 12.12    $.33334
                               Altera Corporation      ALTR     NASDAQ      1/15th     .016784491      19.86     .33334
                               Amkor Technology, Inc.  AMKR     NASDAQ      1/15th     .069301455       4.81     .33334
                               Analog Devices, Inc.     ADI      NYSE       1/15th     .008490576      39.26     .33334
                               Applied Materals, Inc.  AMAT     NASDAQ      1/15th     .020387768      16.35     .33334
                               Broadcom Corporation    BRCM     NASDAQ      1/15th     .009721202      34.29     .33334
                               Intel Corporation       INTC     NASDAQ      1/15th     .014716998      22.65     .33334
                               LSI Logic Corporation    LSI      NYSE       1/15th     .054289902       6.14     .33334
                               Micron Technology,
                                  Inc.                  MU       NYSE       1/15th     .025661278      12.99     .33334
                               National
                                  Semiconductor
                                  Corporation           NSM      NYSE       1/15th     .019290509      17.28     .33334
                               Novellus Systems, Inc.  NVLS     NASDAQ      1/15th     .012747228      26.15     .33334
                               SanDisk Corporation     SNDK     NASDAQ      1/15th     .014214925      23.45     .33334
                               Taiwan
                                  Semiconductor
                                  Manufacturing
                                  Company Ltd.          TSM*      NYSE      1/15th     .049604167       6.72     .33334
                               Texas Instruments
                                  Incorporated          TXN      NYSE       1/15th     .016033670      20.79     .33334
                               Xilinx, Inc.            XLNX     NASDAQ      1/15th     .011223569      29.70     .33334

                               * Trades as American Depositary Shares

                               The exchange ratio for each basket stock is a fraction of a share calculated so that each basket stock represents approximately $.33334, or one-fifteenth, of the $5 initial basket value based on the closing prices of the basket stocks on the day we price the PLUS for initial sale to the public.

                               The exchange ratio for each basket stock will remain constant for the term of the PLUS unless adjusted for certain corporate events relating to the issuer of that basket stock. See the section of this pricing supplement called "Description of PLUS--Adjustments to the Exchange Ratios."

MS & Co. will be the           We have appointed our affiliate, Morgan Stanley
Calculation Agent              & Co. Incorporated and its successors, which we
                               refer to as MS & Co., to act as calculation agent for JPMorgan Chase Bank (formerly known as The Chase Manhattan Bank), the trustee for our senior notes. As calculation agent, MS & Co.
                               will calculate the final basket value and the payment to you at maturity and determine what, if any, adjustments should be made to the exchange ratios to reflect certain corporate and other events and whether a market disruption event has occurred.

Where you can find more        The PLUS are senior notes issued as part of our
information on the PLUS        Series C medium-term note program. You can find
                               a general description of our Series C
                               medium-term note program in the accompanying prospectus supplement dated August 26, 2003. We describe the basic features of this type of note in the sections of the prospectus supplement called "Description of Notes--Fixed Rate Notes" and "--Exchangeable Notes."

                               Because this is a summary, it does not contain all of the information that may be important to you. For a detailed description of the terms of the PLUS, you should read the "Description of PLUS" section in this pricing supplement. You should also read about some of the risks involved in investing in PLUS in the section called "Risk Factors." The tax treatment of investments in equity-linked notes such as these may differ from that of investments in ordinary debt securities. See the section of this pricing supplement called "Description of PLUS--United States Federal Income Taxation." We urge you to consult with your investment, legal, tax, accounting and other advisors with regard to any proposed or actual investment in the PLUS.

How to reach us                You may contact your local Morgan Stanley branch
                               office or our principal executive offices at 1585 Broadway, New York, New York 10036
                               (telephone number (212) 761-4000).

                  HYPOTHETICAL PAYOUTS ON THE PLUS AT MATURITY

     For each PLUS, the following graph illustrates the payout on the PLUS at maturity for a range of hypothetical final basket values. The PLUS Zone illustrates the leveraging effect of the payment of the leveraged upside payment taking into account the maximum payment at maturity. The graph is based on the following terms:

     o    Issue Price per PLUS:  $5.00

     o    Initial Basket Value:  $5.00

     o    Maximum Payment at Maturity:  $6.50 (130% of the Issue Price)

     Where the final basket value is greater than the initial basket value, the payouts on the PLUS at maturity reflected in the graph below are equal to $5 plus the leveraged upside payment (leveraged at 250%), subject to the maximum payment at maturity. Where the final basket value is less than or equal to the initial basket value, the payouts on the PLUS at maturity reflected in the graph below are equal to $5 multiplied by the basket performance factor.

     Because you will not receive more than the maximum payment at maturity, in the hypothetical example below you will realize the maximum leveraged upside payment at a final basket value of approximately 112% of the initial basket value, or approximately $5.60. In addition, in the hypothetical example below, you will not share in the performance of the basket at final basket values above 130% of the initial basket value, or $6.50.


                               [GRAPHIC OMITTED]

                                  RISK FACTORS

     The PLUS are not secured debt, are riskier than ordinary debt securities and, unlike ordinary debt securities, the PLUS do not pay interest or guarantee any return of principal at maturity. The return investors realize on the PLUS is limited by the maximum payment at maturity. This section describes the most significant risks relating to the PLUS. You should carefully consider whether the PLUS are suited to your particular circumstances before you decide to purchase them.

PLUS do not pay interest or       The terms of the PLUS differ from those of
guarantee return of principal     ordinary debt securities in that we will not
                                  pay you interest on the PLUS or guarantee you the principal amount of the PLUS at maturity.
                                  Instead, at maturity you will receive for each $5 principal amount of PLUS that you hold an amount in cash based upon the final basket value. If the final basket value is greater than the initial basket value, you will receive an amount in cash equal to $5 plus the leveraged upside payment, subject to a maximum total payment at maturity equal to $6.50, or 130% of the issue price. If the final basket value is less than the initial basket value, you will lose money on your investment; you will receive an amount in cash that is less than the $5 issue price of each PLUS by an amount proportionate to the decrease in the value of the basket. See "Hypothetical Payouts on the PLUS at Maturity" on PS-7.

Your appreciation                 The appreciation potential of the PLUS is
potential is limited              limited by the maximum payment at maturity of
                                  $6.50 per PLUS, or 130% of the issue price. As a result, you will not share in any appreciation of the basket above 130% of the value of the basket on July 23, 2004, the day we priced the PLUS for initial sale to the public. In addition, because you will not receive more than the maximum payment at maturity, the effect of the leveraged upside payment will be reduced as the final basket value exceeds 112% of the initial basket value. See "Hypothetical Payouts on the PLUS at Maturity" on PS-7.

Secondary trading                 There may be little or no secondary market for
may be limited                    the PLUS. Although the PLUS have been approved
                                  for listing on the American Stock Exchange
                                  LLC, which we refer to as the AMEX, it is not possible to predict whether the PLUS will trade in the secondary market. Even if there is a secondary market, it may not provide significant liquidity. MS & Co. currently intends to act as a market maker for the PLUS but is not required to do so. If at any time
                                  MS & Co. were to cease acting as a market maker, it is likely that there would be significantly less liquidity in the secondary market, in which case the price at which you would be able to sell your PLUS would likely be lower than if an active market existed.

Market price of the               Several factors, many of which are beyond our
PLUS may be influenced            control, will influence the value of the PLUS
by many unpredictable             and the price at which MS & Co. may be willing
factors                           to purchase or sell the PLUS in the secondary
                                  market. We expect that generally the value of the basket stocks on any day will affect the value of the PLUS more than any other single factor. However, because the PLUS may pay a leveraged upside payment, and because the PLUS are subject to a maximum payment at maturity, the PLUS will trade differently from the basket stocks. Other factors that may influence the value of the PLUS include:

                                  o  the relative performance of each of the
                                     basket stocks at any time and, in
                                     particular, on the basket valuation date

                                  o the volatility (frequency and magnitude of changes in value) of each of the basket stocks

                                  o  the dividend rate on each of the basket
                                     stocks

                                  o  geopolitical conditions and economic,
                                     financial, political, regulatory or
                                     judicial events that affect the basket
                                     stocks or stock markets generally and which may affect the final basket value

                                  o  interest and yield rates in the market

                                  o  the time remaining until the PLUS mature

                                  o  our creditworthiness

                                  o the occurrence of certain events affecting a particular basket stock that may or may not require an adjustment to its exchange ratio or to the basket

                                  These factors will influence the price that you will receive if you sell your PLUS prior to maturity. For example, you may have to sell your PLUS at a substantial discount from the issue price if the basket value is at or below the initial basket value.

The inclusion of commissions and Assuming no change in market conditions or any projected profit from hedging in other relevant factors, the price, if any, at
the original issue price is       which MS & Co. is willing to purchase PLUS in
likely to adversely affect        secondary market transactions will likely be
secondary market prices           lower than the original issue price, since the
                                  original issue price included, and secondary market prices are likely to exclude, commissions paid with respect to the PLUS, as well as the projected profit included in the cost of hedging our obligations under the PLUS. In addition, any such prices may differ from values determined by pricing models used by MS & Co., as a result of dealer discounts, mark-ups or other transaction costs.

Changes in the value of one or    Price movements in the basket stocks may not
more of the basket stocks may     correlate with each other. At a time when the
offset each other                 value of one or more of the basket stocks
                                  increases, the value of one or more of the other basket stocks may not increase as much or may even decline in value. Therefore, in calculating the basket value on the basket valuation date, increases in the value of one or more of the basket stocks may be moderated, or wholly offset, by lesser increases or declines in the value of one or more of the other basket stocks. You can review the historical prices of each of the basket stocks for each calendar quarter in the period from January 1, 2001 through July 23, 2004 and a graph of historical basket values for the period from June 30, 1999 to July 23, 2004 in this pricing supplement under "Description of PLUS--Historical Information." You cannot predict the future performance of any of the basket stocks or of the basket as a whole, or whether increases in the prices of any of the basket stocks will be offset by decreases in the prices of other basket stocks, based on historical performance. In addition, there can be no assurance that the final basket value will be higher than $5 so that you will receive at maturity an amount in excess of the principal amount of the PLUS.

There are risks associated with   The performance of the PLUS is dependent upon
a sector investment               the performance of fifteen issuers in a
                                  particular sector of the economy--namely, the semiconductor industry. Consequently, the value of the PLUS may be subject to greater volatility and be more adversely affected by a single economic, political or regulatory occurrence than an investment in a more broadly diversified group of issuers.

Basket stock prices are           The trading prices of common stocks of
extremely volatile                companies in the semiconductor industry have
                                  been and are likely to continue to be
                                  extremely volatile. Fluctuations in the
                                  trading prices of the basket stocks may result in a significant disparity between the value of the basket stocks on the basket valuation date and the overall performance of the basket stocks over the term of the PLUS.

Several factors have had,         Factors that contribute to the sales and
and may in the future have,       profitability of companies in the
a negative effect on the          semiconductor industry include:
sales and profitability of
companies in the semiconductor       o  the ability to obtain financing on
industry                                acceptable terms

                                     o  the demand for end-user products

                                     o  the ability to maintain or increase
                                        market share, which is dependent on the
                                        timely introduction and market
                                        acceptance of new products

                                     o the success or failure of other lines of business in which a company may be engaged

                                     o  the highly cyclical nature of the
                                        semiconductor industry

                                     o  the ability of a limited customer base
                                        to adapt to new technologies

                                     o  the timely supply of quality parts and
                                        materials from a single or limited
                                        number of suppliers

                                     o  the maintenance and continued
                                        modification of manufacturing processes
                                        that are highly complex, costly and
                                        potentially vulnerable to impurities and other disruptions that can significantly increase costs and delay product shipments to customers

                                     o the intensely competitive environment of the semiconductor industry and the ability of a company to establish a customer base that uses its technologies

                                     o  the ability to integrate any
                                        acquisitions

                                     o  the exposure of a company's
                                        international operations to risks
                                        associated with instability and changes
                                        in economic and political conditions,
                                        foreign currency fluctuations, changes
                                        in foreign regulations and other risks
                                        inherent to international business

                                     o  the ability to protect proprietary
                                        rights

                                     o  the ability to continue to attract and
                                        retain highly skilled technical and
                                        managerial personnel to develop and
                                        generate business

The basket stocks are not         Although the issuers of the basket stocks have
necessarily representative of     varying market capitalizations, the
the semiconductor industry        performance of the basket may not correlate
                                  with the performance of the entire industry.
                                  The basket may decline in value even if the industry as a whole rises in value.
                                  Furthermore, one or more of the issuers of the basket stocks may engage in new lines of business or cease to be involved in the semiconductor industry. Subject to antidilution adjustments for specific corporate events relating to a particular issuer, the basket is a static basket, and the basket stocks will not vary even if one or more of the issuers are no longer involved in the semiconductor industry.

Industry consolidation and        If the issuer of a basket stock is acquired in
other corporate events may        a stock-for-stock transaction, the acquiring
alter the composition of the      company will assume that basket stock's place
basket                            in the basket, including if the acquiror is
                                  already in the basket. Consequently,
                                  consolidation among issuers of the basket stocks will result in an increased weighting for the surviving company. The effect on the basket and the exchange ratios of consolidation transactions and other reorganization events with respect to the basket stocks is described in paragraph 5 under "Description of PLUS--Adjustments to the Exchange Ratios."

Morgan Stanley is not             We are not affiliated with any of the issuers
affiliated with the issuers of    of the basket stocks and the issuers of the
the basket stocks                 basket stocks are not involved with this
                                  offering in any way. Consequently, we have no ability to control the actions of the issuers of the basket stocks, including any corporate actions of the type that would require the calculation agent to adjust the exchange ratios of the basket stocks. The issuers of the basket stocks have no obligation to consider your interests as an investor in the PLUS in taking any corporate actions that might affect the value of your PLUS. None of the money you pay for the PLUS will go to the issuers of the basket stocks.

Morgan Stanley may engage in      We or our affiliates may presently or from
business with or involving one    time to time engage in business with one or
or more of the issuers of the     more of the issuers of the basket stocks
basket stocks without regard      without regard to your interests, including
to your interests                 extending loans to, or making equity
                                  investments in, one or more of the issuers of the basket stocks or their affiliates or subsidiaries or providing advisory services to one or more of the issuers of the basket stocks, such as merger and acquisition advisory services. In the course of our business, we or our affiliates may acquire non-public information about one or more of the issuers of the basket stocks. Neither we nor any of our affiliates undertakes to disclose any such information to you. In addition, we or our affiliates from time to time have published and in the future may publish research reports with respect to the basket stocks. These research reports may or may not recommend that investors buy or hold the basket stocks. The basket was compiled independently of any research recommendations and may not be consistent with such recommendations. The basket currently includes stocks that we or our affiliates recommend as over-weight in our research reports, as well as stocks that we or our affiliates do not cover in our research reports. Furthermore, the composition of the basket will not be affected by any change that we or our affiliates may make in our recommendations or decisions to begin or discontinue coverage of any of the issuers of the basket stocks in our research reports.

You have no                       Investing in the PLUS is not equivalent to
shareholder rights                investing in the basket stocks. As an investor
                                  in the PLUS, you will not have voting rights or the right to receive dividends or other distributions or any other rights with respect to the basket stocks.

The antidilution adjustments the  MS & Co., as calculation agent, will adjust
calculation agent is required     the exchange ratio for a basket stock for
to make do not cover every        certain events affecting the basket stock,
corporate event that can affect   such as stock splits and stock dividends, and
the basket stocks                 certain other corporate actions involving the
                                  issuer of the basket stock, such as mergers.
                                  However, the calculation agent will not make an adjustment for every corporate event or every distribution that could affect the basket stocks. For example, the calculation agent is not required to make any adjustments if the issuer of a basket stock or anyone else makes a partial tender or partial exchange offer for that basket stock. If an event occurs that does not require the calculation agent to adjust the exchange ratio of a basket stock, the market price of the PLUS may be materially and adversely affected.

The economic interests of the     The economic interests of the calculation
calculation agent and other of    agent and other of our affiliates are
our affiliates are potentially    potentially adverse to your interests as an
adverse to your interests         investor in the PLUS.

                                  As calculation agent, MS & Co. will calculate the final basket value and the payment to you at maturity and determine what, if any, adjustments should be made to the exchange ratios to reflect certain corporate and other events. Determinations made by MS & Co., in its capacity as calculation agent, including with respect to the occurrence or non-occurrence of market disruption events, may affect the payout to you at maturity. See the sections of this pricing supplement called "Description of PLUS--Market Disruption Event" and "--Adjustments to Exchange Ratios."

                                  The original issue price of the PLUS includes the agent's commissions and certain costs of hedging our obligations under the PLUS. The subsidiaries through which we hedge our obligations under the PLUS expect to make a profit. Since hedging our obligations entails risk and may be influenced by market forces beyond our or our subsidiaries' control, such hedging may result in a profit that is more or less than initially projected.

Hedging and trading activity by   MS & Co. and other affiliates of ours have
the calculation agent and its     carried out, and will continue to carry out,
affiliates could potentially      hedging activities related to the PLUS,
adversely affect the value        including trading in the basket stocks as well
of the PLUS                       as in other instruments related to the basket
                                  stocks or the semiconductor industry. MS & Co.
                                  and some of our other subsidiaries also trade the basket stocks and other financial instruments related to the basket stocks on a regular basis as part of their general broker-dealer and other businesses. Any of these hedging or trading activities as of the date of this pricing supplement could potentially have increased the price of the basket stocks, and, accordingly, potentially have increased the price at which the basket stocks must close on the basket valuation date before you would receive at maturity a payment that exceeds the principal amount of the PLUS.
                                  Additionally, such hedging or trading
                                  activities during the valuation period at maturity of the PLUS could potentially affect the value of the basket stocks on the basket valuation date and, accordingly, the amount of cash you will receive at maturity.

Because the characterization of   You should also consider the U.S. federal
the PLUS for U.S. federal         income tax consequences of investing in the
income tax purposes is            PLUS. There is no direct legal authority as to
uncertain, the material U.S.      the proper tax treatment of the PLUS, and
federal income tax consequences   consequently our special tax counsel is unable
of an investment in the PLUS      to render an opinion as to their proper
are uncertain                     characterization for U.S. federal income tax
                                  purposes. Therefore, significant aspects of the tax treatment of the PLUS are uncertain.
                                  Pursuant to the terms of the PLUS, you have agreed with us to treat a PLUS as a single financial contract, as described in the section of this pricing supplement called
                                  "Description of PLUS--United States Federal
                                  Income Taxation--General." If the Internal
                                  Revenue Service (the "IRS") were successful in asserting an alternative characterization for the PLUS, the timing and character of income or loss with respect to the PLUS may differ.
                                  We do not plan to request a ruling from the IRS regarding the tax treatment of the PLUS, and the IRS or a court may not agree with the tax treatment described in this pricing supplement. Please read carefully the section of this pricing supplement called "Description of PLUS--United States Federal Income
                                  Taxation."

                                  You are urged to consult your own tax advisor regarding all aspects of the U.S. federal income tax consequences of investing in the PLUS as well as any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.

                              DESCRIPTION OF PLUS

     Terms not defined herein have the meanings given to such terms in the accompanying prospectus supplement. The term "PLUS" refers to each $5 principal amount of our PLUS due July 15, 2006, Mandatorily Exchangeable for an Amount Payable in U.S. Dollars Based on the Value of Common Stock of Fifteen Companies in the Semiconductor Industry. In this pricing supplement, the terms "we," "us" and "our" refer to Morgan Stanley.

Aggregate Principal Amount.......  $7,000,000

Original Issue Date (Settlement
Date)............................  July 28, 2004

Maturity Date....................  July 15, 2006, subject to extension in accordance with the following paragraph in the event of a Market Disruption Event on the scheduled Basket Valuation Date.

                                   If due to a Market Disruption Event or
                                   otherwise, the Basket Valuation Date occurs on or after July 14, 2006, the Maturity Date will be the second Trading Day following the Basket Valuation Date as postponed. See "--Basket Valuation Date" below.

Issue Price......................  $5 per PLUS

Denominations....................  $5 and integral multiples thereof

CUSIP Number.....................  61746S570

Specified Currency...............  U.S. dollars

Interest Rate....................  None

Payment at Maturity..............  At maturity, upon delivery of the PLUS to the
                                   Trustee, we will pay with respect to the $5 principal amount of each PLUS an amount in cash equal to (i) if the Final Basket Value is greater than the Initial Basket Value, the lesser of (a) $5 plus the Leveraged Upside Payment and (b) the Maximum Payment at Maturity or (ii) if the Final Basket Value is less than or equal to the Initial Basket Value, $5 times the Basket Performance Factor.

                                   We shall, or shall cause the Calculation
                                   Agent to, (i) provide written notice to the Trustee and to The Depository Trust Company, which we refer to as DTC, of the amount of cash to be delivered with respect to the $5 principal amount of each PLUS, on or prior to 10:30 a.m. on the Trading Day preceding the Maturity Date (but if such Trading Day is not a Business Day, prior to the close of business on the Business Day preceding the Maturity Date), and (ii) deliver the aggregate cash amount due with respect to the PLUS to the Trustee for delivery to DTC, as holder of the PLUS, on the Maturity Date. We expect such amount of cash will be distributed to investors on the Maturity Date in accordance with the standard rules and procedures of DTC and its direct and indirect participants. See "--Book Entry

                                   Note or Certificated Note" below, and see
                                   "The Depositary" in the accompanying
                                   prospectus supplement.

Leveraged Upside Payment ........  The product of (i) $5 and (ii) 250% and (iii)
                                   the Basket Percent Increase.

Maximum Payment at Maturity......  $6.50.

Basket Stocks....................  The Basket Stocks are the stocks of the fifteen issuers set forth in the table below. The table also indicates the ticker symbol for each Basket Stock, the U.S. exchange on which each Basket Stock is listed, the proportion of the Initial Basket Value represented by the shares of each Basket Stock contained in the Basket, the Exchange Ratio with respect to each Basket Stock, the initial price of each Basket Stock used to calculate its Exchange Ratio and the value of the fractional share of each Basket Stock contained in the Basket.

                                                                                                                         Initial
                                                                            Proportion                       Initial      Value
                                                                            of Initial                       Price of      per
                                    Issuer of           Ticker                Basket          Exchange        Basket      Basket
                                    Basket Stock        Symbol    Exchange     Value            Ratio          Stock       Stock
                                    ------------------  ------    --------  ----------       ----------      --------    -------
                                    Advanced Micro
                                      Devices, Inc.       AMD       NYSE        1/15th       .027503300        $12.12    $.33334
                                    Altera Corporation   ALTR      NASDAQ       1/15th       .016784491         19.86     .33334
                                    Amkor Technology,
                                      Inc.               AMKR      NASDAQ       1/15th       .069301455          4.81     .33334
                                    Analog Devices,
                                      Inc.                ADI       NYSE        1/15th       .008490576         39.26     .33334
                                    Applied Materals,
                                      Inc.               AMAT      NASDAQ       1/15th       .020387768         16.35     .33334
                                    Broadcom
                                      Corporation        BRCM      NASDAQ       1/15th       .009721202         34.29     .33334
                                    Intel Corporation    INTC      NASDAQ       1/15th       .014716998         22.65     .33334
                                    LSI Logic
                                      Corporation         LSI       NYSE        1/15th       .054289902          6.14     .33334
                                    Micron Technology,
                                      Inc.                MU        NYSE        1/15th       .025661278         12.99     .33334
                                    National
                                      Semiconductor
                                      Corporation         NSM       NYSE        1/15th       .019290509         17.28     .33334
                                    Novellus Systems,
                                      Inc.               NVLS      NASDAQ       1/15th       .012747228         26.15     .33334
                                    SanDisk Corporation  SNDK      NASDAQ       1/15th       .014214925         23.45     .33334
                                    Taiwan Semiconductor
                                      Manufacturing
                                      Company Ltd.       TSM*       NYSE        1/15th       .049604167          6.72     .33334
                                    Texas
                                      Instruments
                                      Incorporated        TXN       NYSE        1/15th       .016033670         20.79     .33334
                                    Xilinx, Inc.         XLNX      NASDAQ       1/15th       .011223569         29.70     .33334

                                    * Trades as American Depositary Shares

Basket...........................  The Basket is initially composed of the common stock of fifteen companies in the semiconductor industry and consists of a number of shares of each Basket Stock equal to the Exchange Ratio with respect to such Basket Stock. On the day we price the PLUS for initial sale to the public, the Exchange Ratio for each Basket Stock will be calculated so that the Basket will be equally weighted among the Basket Stocks, based on the Closing Price of each of the Basket Stocks. The issuers of the Basket Stocks have varying market capitalizations and, except for Taiwan Semiconductor, a corporation organized under the laws of Taiwan, are all domestic entities.

Exchange Ratio...................  The Exchange Ratio for each Basket Stock is set forth in the table under "--Basket
                                   Stocks" above and will remain constant for the term of the PLUS, subject to adjustment for certain corporate and other events relating to the issuer of that Basket Stock. See "--Adjustments to the Exchange Ratios" below.

Basket Percent Increase..........  A fraction, the numerator of which is the
                                   Final Basket Value minus the Initial Basket
                                   Value and the denominator of which is the Initial Basket Value.

Basket Performance Factor........  A fraction, the numerator of which is the
                                   Final Basket Value and the denominator of which is the Initial Basket Value.

Final Basket Value...............  The Basket Value on the Basket Valuation
                                   Date.

Basket Valuation Date............  July 13, 2006; provided that if such date is not a Trading Day or if there is a Market
                                   Disruption Event on such date, the Basket
                                   Valuation Date will be the first Trading Day occurring on or after July 14, 2006 on which no Market Disruption Event shall have occurred.

Initial Basket Value.............  $5

Basket Value.....................  The Basket Value on any date equals the sum of the products of the Closing Price and the Exchange Ratio for each Basket Stock, each determined as of such date by the Calculation Agent.

Closing Price....................  The Closing Price for one share of a Basket
                                   Stock (or one unit of any other security for which a Closing Price must be determined) on any Trading Day (as defined below) means:

                                   o  if a Basket Stock (or any such other
                                      security) is listed or admitted to trading on a national securities exchange, the last reported sale price, regular way, of the principal trading session on such day on the principal United States securities exchange registered under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), on which such Basket Stock (or any such other security) is listed or admitted to trading,

                                   o  if a Basket Stock (or any such other
                                      security) is a security of the Nasdaq
                                      National Market (and provided that the
                                      Nasdaq National Market is not then a
                                      national securities exchange), the Nasdaq official closing price published by The Nasdaq Stock Market, Inc. on such day, or

                                   o  if a Basket Stock (or any such other
                                      security) is neither listed or admitted to trading on any national securities exchange nor a security of the Nasdaq National Market but is included in the OTC Bulletin Board Service (the "OTC Bulletin Board") operated by the National Association of Securities Dealers, Inc., the last reported sale price of the principal trading session on the OTC Bulletin Board on such day.

                                   If a Basket Stock (or any such other
                                   security) is listed or admitted to trading on any national securities exchange or is a security of the Nasdaq National Market but the last reported sale price or Nasdaq official closing price, as applicable, is not available pursuant to the preceding sentence, then the Closing Price for one share of such Basket Stock (or one unit of any such other security) on any Trading Day will mean the last reported sale price of the principal trading session on the over-the-counter market as reported on the Nasdaq National Market or the OTC Bulletin Board on such day. If, because of a Market Disruption Event (as defined below) or otherwise, the last reported sale price or Nasdaq official closing price, as applicable, for a Basket Stock (or any such other security) is not available pursuant to either of the two preceding sentences, then the Closing Price for any Trading Day will be the mean, as determined by the Calculation Agent, of the bid prices for such Basket Stock (or any such other security) obtained from as many recognized dealers in such security, but not exceeding three, as will make such bid prices available to the Calculation Agent. Bids of MS & Co. or any of its affiliates may be included in the calculation of such mean, but only to the extent that any such bid is the highest of the bids obtained. The term security of the "Nasdaq National Market" will include a security included in any successor to such system, and the term "OTC Bulletin Board Service" will include any successor service thereto.

Trading Day......................  A day, as determined by the Calculation
                                   Agent, on which trading is generally
                                   conducted on the New York Stock Exchange (the "NYSE"), the American Stock Exchange LLC, the Nasdaq National Market, the Chicago Mercantile Exchange and the Chicago Board of Options Exchange and in the over-the-counter market for equity securities in the United States.

Book Entry Note or Certificated
Note.............................  Book Entry. The PLUS will be issued in the form of one or more fully registered global securities which will be deposited with, or on behalf of, DTC and will be registered in the name of a nominee of DTC. DTC's nominee will be the only registered holder of the PLUS. Your beneficial interest in the PLUS will be evidenced solely by entries on the books of the securities intermediary acting on your behalf as a direct or indirect participant in DTC. In this pricing supplement, all references to payments or notices to you will mean payments or notices to DTC, as the registered holder of the PLUS, for distribution to participants in accordance with DTC's procedures. For more information regarding DTC and book entry notes, please read "The Depositary" in the accompanying prospectus supplement and "Form of Securities--Global Securities--Registered
                                   Global Securities" in the accompanying
                                   prospectus.

Senior Note or Subordinated Note.  Senior

Trustee..........................  JPMorgan Chase Bank (formerly known as The
                                   Chase Manhattan Bank)

Agent............................  Morgan Stanley & Co. Incorporated and its
                                   successors ("MS & Co.")

Calculation Agent................  MS & Co.

                                   All determinations made by the Calculation
                                   Agent will be at the sole discretion of the Calculation Agent and will, in the absence of manifest error, be conclusive for all purposes and binding on you, the Trustee and us.

                                   All calculations with respect to the Exchange Ratio for each Basket Stock and the Payment at Maturity, if any, will be rounded to the nearest one billionth, with five ten-billionths rounded upward (e.g., .8765432105 would be rounded to .876543211);
                                   all dollar amounts related to determination of the amount of cash payable per PLUS will be rounded to the nearest ten-thousandth, with five one hundred-thousandths rounded upward (e.g., .76545 would be rounded up to .7655); and all dollar amounts paid on the aggregate number of PLUS will be rounded to the nearest cent, with one-half cent rounded upward.

                                   Because the Calculation Agent is our
                                   subsidiary, the economic interests of the Calculation Agent and its affiliates may be adverse to your interests as an investor in the PLUS, including with respect to certain determinations and judgments that the Calculation Agent must make in determining the Final Basket Value, what adjustments should be made, if any, to the Exchange Ratio with respect to a Basket Stock or whether a Market Disruption Event has occurred. See "--Market Disruption Event" and "--Adjustments to the Exchange Ratios" below. MS & Co. is obligated to carry out its duties and functions as Calculation Agent in good faith and using its reasonable judgment.

Market Disruption Event..........  "Market Disruption Event" means, with respect to any Basket Stock (or the ordinary shares of Taiwan Semiconductor):

                                      (i) the occurrence or existence of a
                                      suspension, material limitation or absence of trading of such Basket Stock (or ordinary shares of Taiwan Semiconductor), on the primary market for such Basket Stock for more than two hours of trading or during the one-half hour period preceding the close of the principal trading session in such market; or a breakdown or failure in the price and trade reporting systems of the primary market for such Basket Stock (or the ordinary shares of Taiwan Semiconductor) as a result of which the reported trading prices for such Basket Stock (or the ordinary shares of Taiwan Semiconductor) during the last one-half hour preceding the close of the principal trading session in such market are materially inaccurate; or the suspension, material limitation or absence of trading on the primary market for trading in options contracts related to such Basket Stock (or the ordinary shares of Taiwan Semiconductor), if available, during the one-half hour period preceding the close of the principal trading session in the applicable market, in each case as determined by the Calculation Agent in its sole discretion; and

                                      (ii) a determination by the Calculation
                                      Agent in its sole discretion that any
                                      event described in clause (i) above
                                      materially interfered with our ability or the ability of any of our affiliates to unwind or adjust all or a material portion of the hedge position in such Basket Stock with respect to the PLUS.

                                   For the purpose of determining whether a Market Disruption Event has occurred: (1) a limitation on the hours or number of days of trading will not constitute a Market Disruption Event if it results from an announced change in the regular business hours of the relevant exchange, (2) a decision to permanently discontinue trading in the relevant options contract will not constitute a Market Disruption Event, (3) limitations pursuant to NYSE Rule 80A (or any applicable rule or regulation enacted or promulgated by the NYSE, any other United States self-regulatory organization, the Securities and Exchange Commission or any other relevant authority of scope similar to NYSE Rule 80A as determined by the Calculation Agent) on trading during significant market fluctuations will constitute a suspension, absence or material limitation of trading, (4) a suspension of trading in options contracts on any Basket Stock (or the ordinary shares of Taiwan Semiconductor) by the primary securities market trading in such options, if available, by reason of (a) a price change exceeding limits set by such securities exchange or market, (b) an imbalance of orders relating to such contracts or (c) a disparity in bid and ask quotes relating to such contracts will constitute a suspension, absence or material limitation of trading in options contracts related to such Basket Stock (or the ordinary shares of Taiwan Semiconductor) and (5) a suspension, absence or material limitation of trading on the primary securities market on which options contracts related to any Basket Stock (or the ordinary shares of Taiwan Semiconductor) are traded will not include any time when such securities market is itself closed for trading under ordinary circumstances.

Alternate Exchange Calculation
in Case of an Event of Default...  In case an event of default with respect to the PLUS shall have occurred and be
                                   continuing, the amount declared due and
                                   payable per PLUS upon any acceleration of the PLUS shall be determined by the Calculation Agent and shall be an amount in cash equal to the Payment at Maturity calculated using the Basket Value as of the date of acceleration as the Final Basket Value.

                                   If the maturity of the PLUS is accelerated because of an event of default as described above, we shall, or shall cause the Calculation Agent to, provide written notice to the Trustee at its New York office, on which notice the Trustee may conclusively rely, and to DTC of the aggregate cash amount due with respect to the PLUS as promptly as possible and in no event later than two Business Days after the date of acceleration.

Adjustments to the Exchange
Ratios...........................  The Exchange Ratio with respect to a Basket
                                   Stock will be adjusted as follows:

                                   1. If a Basket Stock (or the ordinary shares of Taiwan Semiconductor) is subject to a stock split or reverse stock split, then once such split has become effective, the Exchange Ratio for such Basket Stock will be adjusted to equal the product of the prior Exchange Ratio for such Basket Stock and the number of shares issued in such stock split or reverse stock split with respect to one share of such Basket Stock; provided, however, that, with respect to a Taiwan Semiconductor's Basket Stock that trades as ADS, if (and to the extent that) Taiwan Semiconductor or the depositary for the ADS has adjusted the number of ordinary shares represented by each ADS so that the price of the ADS would not be affected by such stock split or reverse stock split, no adjustment to the Exchange Ratio will be made.

                                   2. If a Basket Stock (or the ordinary shares of Taiwan Semiconductor) is subject (i) to a stock dividend (issuance of additional shares of such Basket Stock or ordinary shares of Taiwan Semiconductor) that is given ratably to all holders of shares of such Basket Stock or (ii) to a distribution of such Basket Stock or ordinary shares of Taiwan Semiconductor as a result of the triggering of any provision of the corporate charter of the issuer of such Basket Stock or ordinary shares of Taiwan Semiconductor, then once the dividend has become effective and such Basket Stock is trading ex-dividend, the Exchange Ratio for such Basket Stock will be adjusted so that the new Exchange Ratio for such Basket Stock will equal the prior Exchange Ratio for such Basket Stock plus the product of (i) the number of shares issued with respect to one share of such Basket Stock and
                                   (ii) the prior Exchange Ratio for such Basket Stock; provided, however, that, with respect to Taiwan Semiconductor's Basket Stock traded as ADS, if (and to the extent that) Taiwan Semiconductor's Basket Stock or the depositary for the ADS has adjusted the number of ordinary shares represented by each ADS so that the price of the ADS would not be affected by such stock dividend or distribution, no adjustment to the Exchange Ratio will be made.

                                   3. There will be no adjustments to the
                                   Exchange Ratio for any Basket Stock to
                                   reflect cash dividends or other distributions paid with respect to the Basket Stock (or the ordinary shares of Taiwan Semiconductor) other than distributions described in clauses
                                   (i), (iv) and (v) of paragraph 5 below and Extraordinary Dividends as described below. For Taiwan Semiconductor's Basket Stock that is traded as ADS, cash dividends or other distributions paid on the ordinary shares represented by such ADS will not be considered Extraordinary Dividends unless such cash dividends or other distributions, when passed through to the holder of such shares, would constitute Extraordinary Dividends as described below. A cash dividend or other distribution with respect to a Basket Stock will be deemed to be an "Extraordinary Dividend" if such dividend or other distribution exceeds the immediately preceding non-Extraordinary Dividend for such Basket Stock by an amount equal to at least 10% of the Closing Price of such Basket Stock (as adjusted for any subsequent corporate event requiring an adjustment hereunder, such as a stock split or reverse stock split) by an amount equal to at least 10% of the Closing Price of such Basket Stock on the Trading Day preceding the "ex-dividend date" (that is, the day on and after which transactions in a Basket Stock on the primary United States organized securities exchange or trading system for such Basket Stock no longer carry the right to receive that cash dividend or other cash distribution) for the payment of such Extraordinary Dividend. If an Extraordinary Dividend occurs with respect to a Basket Stock, the Exchange Ratio with respect to such Basket Stock will be adjusted on the ex-dividend date with respect to such Extraordinary Dividend so that the new Exchange Ratio for such Basket Stock will equal the product of (i) the then current Exchange Ratio for such Basket Stock and (ii) a fraction, the numerator of which is the Closing Price of the Basket Stock on the Trading Day preceding the ex-dividend date, and the denominator of which is the amount by which the Closing Price of the Basket Stock on the Trading Day preceding the ex-dividend date exceeds the Extraordinary Dividend Amount. The "Extraordinary Dividend Amount" with respect to an Extraordinary Dividend for a Basket Stock will equal (i) in the case of cash dividends or other distributions that constitute regular dividends, the amount per share of such Extraordinary Dividend minus the amount per share of the immediately preceding non-Extraordinary Dividend for such Basket Stock or (ii) in the case of cash dividends or other distributions that do not constitute regular dividends, the amount per share of such Extraordinary Dividend. To the extent an Extraordinary Dividend is not paid in cash, the value of the non-cash component will be determined by the Calculation Agent, whose determination shall be conclusive. A distribution on a Basket Stock described in clause (i), (iv) or (v) of paragraph 5 below that also constitutes an Extraordinary Dividend shall cause an adjustment to the Exchange Ratio pursuant only to clause (i),
                                   (iv) or (v) of paragraph 5, as applicable.

                                   4. If the issuer of a Basket Stock issues rights or warrants to all holders of a Basket Stock to subscribe for or purchase such Basket Stock at an exercise price per share less than the Closing Price of such Basket Stock on both (i) the date the exercise price of such rights or warrants is determined and
                                   (ii) the expiration date of such rights or warrants, and if the expiration date of such rights or warrants precedes the maturity of the PLUS, then the Exchange Ratio for such Basket Stock will be adjusted to equal the product of the prior Exchange Ratio for such Basket Stock and a fraction, the numerator of which shall be the number of shares of such Basket Stock outstanding immediately prior to the issuance of such rights or warrants plus the number of additional shares of such Basket Stock offered for subscription or purchase pursuant to such rights or warrants and the denominator of which shall be the number of shares of such Basket Stock outstanding immediately prior to the issuance of such rights or warrants plus the number of additional shares of such Basket Stock which the aggregate offering price of the total number of shares of such Basket Stock so offered for subscription or purchase pursuant to such rights or warrants would purchase at the Closing Price on the expiration date of such rights or warrants, which shall be determined by multiplying such total number of shares offered by the exercise price of such rights or warrants and dividing the product so obtained by such Closing Price.

                                   5. Any of the following shall constitute a Reorganization Event: (i) there occurs any reclassification or change of a Basket Stock (or the ordinary shares of Taiwan Semiconductor), including, without limitation, as a result of the issuance of any tracking stock by the issuer of such Basket Stock, (ii) the issuer of a Basket Stock or any surviving entity or subsequent surviving entity of the issuer of such Basket Stock (an "Issuer Successor") has been subject to a merger, combination or consolidation and is not the surviving entity, (iii) any statutory exchange of securities of the issuer of a Basket Stock or any Issuer Successor with another corporation occurs (other than pursuant to clause (ii) above), (iv) the issuer of a Basket Stock is liquidated, (v) the issuer of a Basket Stock issues to all of its shareholders equity securities of an issuer other than the issuer of such Basket Stock (other than in a transaction described in clause (ii), (iii) or (iv) above) (a "Spinoff Event") or (vi) a tender or exchange offer or going-private transaction is consummated for all the outstanding shares of such Basket Stock. If any Reorganization Event occurs, in each case as a result of which the holders of a Basket Stock are entitled to receive stock, other securities or other property or assets (including, without limitation, cash or other classes of securities of the issuer of such Basket Stock and including (x) in the case of the issuance of tracking stock, the reclassified share of the Basket Stock, (y) in the case of a Spin-off Event, the share of the Basket Stock with respect to which the spun-off security was issued and (z) in the case of any other Reorganization Event where the Basket Stock continues to be held by the holders receiving such distribution, the Basket Stock) (collectively, "Exchange Property") with respect to or in exchange for such Basket Stock, then in lieu of using the product of the Closing Price and the Exchange Ratio for such Basket Stock to calculate the Basket Value on any date, the Calculation Agent will use the Exchange Property Value on such date. The Exchange Property Value at any date means (i) for any cash received per share of Basket Stock, the amount of cash received per share of Basket Stock as adjusted by the applicable Exchange Ratio for such Basket Stock on the date of such Reorganization Event, (ii) for any property other than cash or securities received in such distribution, the market value, as determined by the Calculation Agent, as of the date of receipt, of such Exchange Property received for each share of Basket Stock, as adjusted by the Exchange Ratio for such Basket Stock on the date of such Reorganization Event, (iii) for any security received in any such distribution, an amount equal to the Closing Price, as of the date on which the Exchange Property Value is determined, per share of such security multiplied by the quantity of such security received for each share of Basket Stock, as adjusted by the Exchange Ratio for such Basket Stock on the date of the initial distribution of such Exchange Property (such as-adjusted quantity, a "New Exchange Ratio") and (iv) if the Exchange Property was distributed with respect to, rather than in exchange for, a Basket Stock, an amount equal to the Closing Price, as of the date on which the Exchange Property Value is determined, for such Basket Stock multiplied by the Exchange Ratio as of the date on which the Exchange Property Value is determined. You will not receive any interest accrued on the cash component of any Exchange Property. Any New Exchange Ratio will also be subject to the adjustments set forth in paragraphs 1 through 5 hereof.

                                   For purposes of paragraph 5 above, in the case of a consummated tender or exchange offer or going-private transaction involving Exchange Property of a particular type, Exchange Property shall be deemed to include the amount of cash or other property paid by the offeror in the tender or exchange offer with respect to such Exchange Property (in an amount determined on the basis of the rate of exchange in such tender or exchange offer or going-private transaction). In the event of a tender or exchange offer or a going-private transaction with respect to Exchange Property in which an offeree may elect to receive cash or other property, Exchange Property shall be deemed to include the kind and amount of cash and other property received by offerees who elect to receive cash.

                                   6. In the event of a public announcement that a Basket Stock will no longer be listed on the NYSE or any other primary U.S. securities exchange or traded through the facilities of a U.S. national securities system, that Basket Stock will be removed from the Basket (the "Removed Basket Stock") effective as of the Trading Day prior to the first date on which such Basket Stock is no longer listed on the NYSE or any other primary U.S. securities exchange or traded through the facilities of a U.S. national securities system (the "Delisting Date"), and the Exchange Ratio of each remaining Basket Stock will be adjusted as described in the following sentence. The Calculation Agent will, as of the close of trading on the Trading Day prior to the Delisting Date (if the announcement of an actual delisting is made after trading hours on a Trading Day or on a non-Trading Day, "the Trading Day prior to the Delisting Date" will be deemed to have occurred on the next Trading Day), increase the Exchange Ratio of each remaining Basket Stock by a number of shares of such Basket Stock equal to the amount obtained by multiplying (A) the product of the Closing Price of the Removed Basket Stock and the Exchange Ratio of the Removed Basket Stock, each determined by the Calculation Agent on such Trading Day, by (B) a fraction the numerator of which is the product of the Closing Price of such Basket Stock and the Exchange Ratio of such Basket Stock each as of such Trading Day and the denominator of which is the sum of the products of the Closing Price of each of the Basket Stocks other than the Removed Basket Stock and the corresponding Exchange Ratio of such Basket Stock, each determined by the Calculation Agent on such Trading Day. The Calculation Agent will make, and will not reverse, this adjustment, even if the Removed Basket Stock is subsequently listed on the NYSE or other primary U.S.

                                   securities exchange or traded through the facilities of a U.S. national securities system at a later date.

                                   No adjustment will be made to the Basket pursuant to paragraph 6 above if the Calculation Agent determines that any such adjustment is not necessary in light of adjustments made, or to be made, pursuant to paragraph 5 above, and its determinations with respect thereto shall be conclusive in the absence of manifest error.

                                   If a Closing Price for a Basket Stock is no longer available for a Basket Stock for whatever reason, including the liquidation of the issuer of such Basket Stock or the subjection of such issuer to a proceeding under any applicable bankruptcy, insolvency or other similar law, then the value of such Basket Stock will equal zero for so long as no Closing Price is available. There will be no substitution for any such Basket Stock. In the event that Taiwan Semiconductor's Basket Stock is no longer listed on a primary U.S. securities exchange or traded through the facilities of a U.S. national securities system and underlying ordinary shares are then listed on a primary U.S. securities exchange or traded through the facilities of a U.S. national securities system, the Calculation Agent in its sole discretion will adjust the Exchange Ratio for such Basket Stock such that the product of the last reported sale price of such Basket Stock and its Exchange Ratio at the last time such Basket Stock was listed or traded equals the product of the last reported sale price of the related ordinary share and such adjusted Exchange Ratio at such time.

                                   With respect to Taiwan Semiconductor's Basket Stock that is traded as ADS, in the event that Taiwan Semiconductor or the depositary for such ADS elects, in the absence of any of the events described above, to change the number of ordinary shares that are represented by such ADS, the Exchange Ratio for such Basket Stock on any Trading Day after the change becomes effective will be proportionately adjusted.

                                   No adjustment to the Exchange Ratio for any Basket Stock will be required unless such adjustment would require a change of at least .1% in the Exchange Ratio of such Basket Stock then in effect. The Exchange Ratio resulting from any of the adjustments specified above will be rounded to the nearest one billionth, with five ten-billionths rounded upward. Adjustments to the Exchange Ratio of a Basket Stock will be made up to and including the scheduled Basket Valuation Date.

                                   No adjustments to the Exchange Ratio for any Basket Stock will be required other than those specified above. The adjustments specified above do not cover all of the events that could affect the Closing Price of a Basket Stock, including, without limitation, a partial tender or exchange offer for a Basket Stock or the ordinary shares of Taiwan Semiconductor.

                                   The Calculation Agent shall be solely
                                   responsible for the determination and
                                   calculation of any adjustments to any
                                   Exchange Ratio for a Basket Stock or method of calculating the Exchange Property Value and of any related determinations and calculations with respect to any distributions of stock, other securities or other property or assets (including cash) in connection with any corporate event described in paragraph 5 above, and its determinations and calculations with respect thereto shall be conclusive in the absence of manifest error.

                                   The Calculation Agent will provide
                                   information as to any adjustments to any Exchange Ratio upon written request by any investor in the PLUS.

Basket Stocks; Public
Information......................  All the issuers of Basket Stocks are registered under the Exchange Act. Companies with securities registered under the Exchange Act are required to file periodically certain financial and other information specified by the Securities and Exchange Commission (the "Commission"). Information provided to or filed with the Commission can be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and copies of such material can be obtained from the Public Reference Section of the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. In addition, information provided to or filed with the Commission electronically can be accessed through a website maintained by the Commission. The address of the Commission's website is http://www.sec.gov. Information provided to or filed with the Commission by each of the issuers of the Basket Stocks pursuant to the Exchange Act can be located by reference to its respective Commission file number, set forth below. In addition, information regarding the issuers of the Basket Stocks may be obtained from other sources including, but not limited to, press releases, newspaper articles and other publicly disseminated documents. We make no representation or warranty as to the accuracy or completeness of such information.

                                   Advanced Micro Devices, Inc. designs,
                                   manufactures and markets industry-standard digital integrated circuits. Its Commission file number is 1-7882.

                                   Altera Corporation designs, manufactures and markets (i) programmable logic devices, (ii) HardCopyTM devices, (iii) pre-defined design building blocks known as intellectual property cores and (iv) associated development tools. Its Commission file number is 0-16617.

                                   Amkor Technology, Inc. is a subcontractor of semiconductor packaging and test services. Its Commission file number is 000-29472.

                                   Analog Devices, Inc. designs, manufactures and markets high-performance analog, mixed-signal and digital signal processing integrated circuits. Its Commission file number is 1-7819.

                                   Applied Materials, Inc. develops,
                                   manufactures, markets and services integrated circuit fabrication equipment for the worldwide semiconductor industry. Its Commission file number is 0-6920.

                                   Broadcom Corporation is a provider of highly integrated semiconductor solutions that enable broadband communications and networking of voice, video and data services. Its Commission file number is 000-23993.

                                   Intel Corporation is the world's largest semiconductor chip maker. Its Commission file number is 0-06217.

                                   LSI Logic Corporation designs, develops, manufactures and markets complex, high-performance integrated circuits and storage systems. Its Commission file number is 0-11674.

                                   Micron Technology, Inc. manufactures and markets DRAMs, Flash memory, CMOS image sensors and other semiconductor components. Its Commission file number is 1-10658

                                   National Semiconductor Corporation designs, develops, manufactures and markets semiconductor products, including analog, mixed-signal and other integrated circuits. Its Commission file number is 1-6453.

                                   Novellus Systems, Inc. develops,
                                   manufactures, sells and supports systems used in the fabrication of integrated circuits. Its Commission file number is 000-17157.

                                   SanDisk Corporation develops, manufactures and markets flash storage card products. Its Commission file number is 0-26734.

                                   Taiwan Semiconductor Manufacturing Company
                                   Ltd. is the world's largest dedicated
                                   semiconductor foundry. It manufactures
                                   semiconductors for its customers based on their own or third parties' proprietary integrated circuit design. Its Commission file number is 1-14700.

                                   Texas Instruments Incorporated has
                                   manufacturing, design and sales operations in three business segments: Semiconductor, Sensors & Controls and Education & Productivity Solutions. Its Commission file number is 1-3761.

                                   Xilinx, Inc. designs, develops and markets complete programmable logic solutions, including advanced integrated circuits, software design tools, predefined system functions delivered as intellectual property cores, design services, customer training, field engineering and technical support. Its Commission file number is 0-18548.

                                   This pricing supplement relates only to the PLUS offered hereby and does not relate to the Basket Stocks or other securities of the issuers of the Basket Stocks. We have derived all disclosures contained in this pricing supplement regarding the issuers of the Basket Stocks from the publicly available documents described in the preceding paragraphs. In connection with the offering of the PLUS, neither we nor the Agent has participated in the preparation of such documents or made any due diligence inquiry with respect to the issuers of the Basket Stocks in connection with the offering of the PLUS. Neither we nor the Agent makes any representation that such publicly available documents are or any other publicly available information regarding the issuers of the Basket Stocks is accurate or complete. Furthermore, we cannot give any assurance that all events occurring prior to the date hereof (including events that would affect the accuracy or completeness of the publicly available documents described in the preceding paragraphs) that would affect the trading prices of the Basket Stocks (and therefore the initial Exchange Ratios) have been publicly disclosed. Subsequent disclosure of any such events or the disclosure of or failure to disclose material future events concerning the issuers of the Basket Stocks could affect the payout you receive on the PLUS.

                                   Neither we nor any of our affiliates makes any representation to you as to the performance of any of the Basket Stocks or the ordinary shares of Taiwan Semiconductor or the Basket as a whole.

                                   We and/or our affiliates may presently or from time to time engage in business with the issuers of the Basket Stocks, including extending loans to, or making equity investments in, the issuers of the Basket Stocks or providing advisory services to the issuers of the Basket Stocks, including merger and acquisition advisory services. In the course of such business, we and/or our affiliates may acquire non-public information with respect to the issuers of the Basket Stocks, and neither we nor any of our affiliates undertakes to disclose any such information to you. In addition, one or more of our affiliates may publish research reports with respect to the issuers of the Basket Stocks, and these reports may or may not recommend that investors buy or hold the Basket Stocks. The statements in the preceding two sentences are not intended to affect the rights of the investors in the PLUS under the securities laws. As a prospective purchaser of a PLUS, you should undertake an independent investigation of the issuers of the Basket Stocks as in your judgment is appropriate to make an informed decision with respect to an investment in the Basket Stocks.

Historical Information...........  The following tables set forth the published high and low Closing Prices for each Basket
                                   Stock during 2001, 2002, 2003 and during
                                   2004 through July 23, 2004. The Closing Price of each Basket Stock on July 23, 2004 is set forth above under "--Basket

                                   Stocks." We obtained the information in the tables below from Bloomberg Financial Markets, without independent verification.

                                   The historical prices of the Basket Stocks should not be taken as an indication of future performance, and no assurance can be given as to the level of the Basket Stocks on the Basket Valuation Date. The Basket Value may be lower on the Basket Valuation Date than on the date of this pricing supplement so that you will receive less than the $5 principal amount of the PLUS at maturity. We cannot give you any assurance that the Basket Value on the Basket Valuation Date will be higher than $5. If the Final Basket Value is less than the Initial Basket Value, you will lose money on your investment.


                                     Advanced Micro Devices, Inc.   High      Low     Dividends
                                   ------------------------------ -------   -------   ---------
                                   (CUSIP 007903107)
                                   2001
                                   First Quarter................. $ 29.69   $ 14.38        -
                                   Second Quarter................   34.40     19.70        -
                                   Third Quarter.................   29.76      8.00        -
                                   Fourth Quarter................   18.31      7.93        -
                                   2002
                                   First Quarter ................   20.00     12.85        -
                                   Second Quarter................   14.82      8.04        -
                                   Third Quarter.................   10.70      5.34        -
                                   Fourth Quarter................    9.00      3.20        -
                                   2003
                                   First Quarter.................    7.45      4.94        -
                                   Second Quarter................    8.44      6.31        -
                                   Third Quarter.................   12.79      6.54        -
                                   Fourth Quarter................   18.29     11.17        -
                                   2004
                                   First Quarter.................   17.38     13.99        -
                                   Second Quarter................   17.45     13.87        -
                                   Third Quarter
                                      (through July 23, 2004)....   15.50     12.12        -


                                       Altera Corporation          High       Low     Dividends
                                   ------------------------------ -------   -------   ---------
                                   (CUSIP 021441100)
                                   2001
                                   First Quarter................. $ 34.31   $ 21.44        -
                                   Second Quarter................   30.30     19.69        -
                                   Third Quarter.................   32.88     15.77        -
                                   Fourth Quarter................   26.98     15.38        -
                                   2002
                                   First Quarter ................   25.48     19.07        -
                                   Second Quarter................   24.46     13.60        -
                                   Third Quarter.................   14.80      8.67        -
                                   Fourth Quarter................   14.98      8.82        -
                                   2003
                                   First Quarter.................   15.20     10.85        -
                                   Second Quarter................   19.32     13.65        -
                                   Third Quarter.................   23.12     16.92        -
                                   Fourth Quarter................   25.33     17.45        -
                                   2004
                                   First Quarter.................   26.82     19.29        -
                                   Second Quarter................   25.50     19.77        -

                                   Third Quarter
                                      (through July 23, 2004)....   21.10     18.76        -


                                       Amkor Technology, Inc.      High       Low     Dividends
                                   ------------------------------ -------   -------   ---------
                                   (CUSIP 031652100)
                                   2001
                                   First Quarter.................$ 23.63    $ 14.63        -
                                   Second Quarter................  25.00      14.88        -
                                   Third Quarter.................  22.48      10.52        -
                                   Fourth Quarter................  18.02       9.42        -
                                   2002
                                   First Quarter ................  22.31      13.00        -
                                   Second Quarter................  24.25       3.90        -
                                   Third Quarter.................   6.10       1.20        -
                                   Fourth Quarter................   7.47       1.61        -
                                   2003
                                   First Quarter.................   6.44       4.13        -
                                   Second Quarter................  13.20       5.35        -
                                   Third Quarter.................  18.50      13.47        -
                                   Fourth Quarter................  21.40      14.72        -
                                   2004
                                   First Quarter.................  20.93      12.87        -
                                   Second Quarter................  15.90       7.98        -
                                   Third Quarter
                                      (through July 23, 2004)....   5.88       4.81        -

                                         Analog Devices, Inc.      High       Low     Dividends
                                   ------------------------------ -------   -------   ---------
                                   (CUSIP 032654105)
                                    2001
                                    First Quarter................ $ 62.60   $ 36.24        -
                                    Second Quarter...............   53.15     30.99        -
                                    Third Quarter................   52.50     31.25        -
                                    Fourth Quarter...............   47.73     31.79        -
                                    2002
                                    First Quarter ...............   47.95     37.00        -
                                    Second Quarter...............   45.95     28.19        -
                                    Third Quarter................   30.79     19.62        -
                                    Fourth Quarter...............   31.27     18.29        -
                                    2003
                                    First Quarter................   30.87     23.04        -
                                    Second Quarter...............   39.50     26.92        -
                                    Third Quarter................   42.74     35.25        -
                                    Fourth Quarter...............   49.80     39.30       $.04
                                    2004
                                    First Quarter................   51.39     44.89        .04
                                    Second Quarter...............   50.73     42.30        -
                                    Third Quarter
                                      (through July 23, 2004)....   44.85     39.26        -

                                     Applied Materials, Inc.       High       Low     Dividends
                                   ------------------------------ -------   -------   ---------
                                   (CUSIP 038222105)
                                    2001
                                    First Quarter................  $ 26.22   $  19.75      -
                                    Second Quarter...............    29.37      18.90      -
                                    Third Quarter................    25.12      13.94      -
                                    Fourth Quarter...............    22.96      13.75      -

                                    2002
                                    First Quarter ...............    27.14      19.75      -
                                    Second Quarter...............    27.76      18.76      -
                                    Third Quarter................    19.93      11.20      -
                                    Fourth Quarter...............    17.49      10.35      -
                                    2003
                                    First Quarter................    15.70      11.60      -
                                    Second Quarter...............    16.87      12.76      -
                                    Third Quarter................    22.23      16.01      -
                                    Fourth Quarter...............    25.64      18.56      -
                                    2004
                                    First Quarter................    24.60      20.24      -
                                    Second Quarter...............    22.83      18.03      -
                                    Third Quarter
                                       (through July 23, 2004)...    18.93      16.35      -


                                        Broadcom Corporation       High       Low     Dividends
                                   ------------------------------ -------   -------   ---------
                                   (CUSIP 111320107)
                                   2001
                                   First Quarter.................$133.44    $ 28.90        -
                                   Second Quarter................  48.36      21.37        -
                                   Third Quarter.................  47.71      20.00        -
                                   Fourth Quarter................  49.99      18.77        -
                                   2002
                                   First Quarter ................  51.43      30.65        -
                                   Second Quarter................  38.76      17.54        -
                                   Third Quarter.................  22.29      10.68        -
                                   Fourth Quarter................  20.64       9.70        -
                                   2003
                                   First Quarter.................  19.88      12.35        -
                                   Second Quarter................  26.81      12.42        -
                                   Third Quarter.................  29.59      19.97        -
                                   Fourth Quarter................  37.35      26.81        -
                                   2004
                                   First Quarter.................  42.45      34.38        -
                                   Second Quarter................  46.77      37.00        -
                                   Third Quarter
                                      (through July 23, 2004)....  44.95      34.29        -


                                         Intel Corporation         High       Low     Dividends
                                   ------------------------------ -------   -------   ---------
                                   (CUSIP 458140100)
                                   2001
                                   First Quarter.................$ 37.81    $ 24.63     $ .02
                                   Second Quarter................  32.49      22.63       .02
                                   Third Quarter.................  32.11      19.30       .02
                                   Fourth Quarter................  34.61      19.54       .02
                                   2002
                                   First Quarter ................  35.79      28.55       .02
                                   Second Quarter................  31.20      18.27       .02
                                   Third Quarter.................  19.59      13.89       .02
                                   Fourth Quarter................  21.05      13.22       .02
                                   2003
                                   First Quarter.................  18.92      15.05       .02
                                   Second Quarter................  22.13      16.42       .02
                                   Third Quarter.................  29.18      21.41       .02
                                   Fourth Quarter................  34.17      28.63       .02

                                   2004
                                   First Quarter.................  34.25      26.14       .04
                                   Second Quarter................  28.99      25.73        -
                                   Third Quarter
                                      (through July 23, 2004)....  27.03      22.52        -


                                      LSI Logic Corporation        High       Low     Dividends
                                   ------------------------------ -------   -------   ---------
                                   (CUSIP 502161102)
                                   2001
                                   First Quarter.................$ 24.99    $ 15.73          -
                                   Second Quarter................  22.76      13.97          -
                                   Third Quarter.................  24.81      10.80          -
                                   Fourth Quarter................  19.24      11.19          -
                                   2002
                                   First Quarter ................  18.58      13.95          -
                                   Second Quarter................  17.35       7.89          -
                                   Third Quarter.................   8.75       6.23          -
                                   Fourth Quarter................   8.54       4.14          -
                                   2003
                                   First Quarter.................   6.32       3.97          -
                                   Second Quarter................   7.74       4.44          -
                                   Third Quarter.................  11.96       7.46          -
                                   Fourth Quarter................  10.14       8.30          -
                                   2004
                                   First Quarter.................  11.45       8.64          -
                                   Second Quarter................   9.91       7.15          -
                                   Third Quarter
                                      (through July 23, 2004)....   7.25       6.10           -


                                       Micron Technology, Inc.      High      Low     Dividends
                                   ------------------------------ -------   -------   ---------
                                   (CUSIP 595112103)
                                   2001
                                   First Quarter.................$ 48.83    $ 34.22        -
                                   Second Quarter................  47.95      34.60        -
                                   Third Quarter.................  44.90      17.25        -
                                   Fourth Quarter................  33.06      17.75        -
                                   2002
                                   First Quarter ................  39.50      30.49        -
                                   Second Quarter................  33.51      18.40        -
                                   Third Quarter.................  24.45      12.37        -
                                   Fourth Quarter................  17.80       9.74        -
                                   2003
                                   First Quarter.................  11.00       6.76        -
                                   Second Quarter................  13.53       8.03        -
                                   Third Quarter.................  15.38      12.33        -
                                   Fourth Quarter................  14.75      11.50        -
                                   2004
                                   First Quarter.................  16.71      13.74        -
                                   Second Quarter................  17.96      13.50
                                   Third Quarter
                                      (through July 23, 2004)......14.97      12.99        -

                                      National Semiconductor
                                            Corporation            High       Low     Dividends
                                   ------------------------------ -------   -------   ---------
                                   (CUSIP 637640103)
                                   2001
                                   First Quarter.................$ 14.83    $ 10.03        -
                                   Second Quarter................  15.52      10.92        -
                                   Third Quarter.................  17.48      10.32        -
                                   Fourth Quarter................  17.30      10.43        -
                                   2002
                                   First Quarter ................  17.44      12.53        -
                                   Second Quarter................  18.24      13.60        -
                                   Third Quarter.................  13.67       5.85        -
                                   Fourth Quarter................  10.53       5.26        -
                                   2003
                                   First Quarter.................   9.58       6.42        -
                                   Second Quarter................  12.48       8.35        -
                                   Third Quarter.................  17.95       9.79        -
                                   Fourth Quarter................  22.47      16.74        -
                                   2004
                                   First Quarter.................  22.22      18.31        -
                                   Second Quarter................  24.27      19.75        -
                                   Third Quarter
                                      (through July 23, 2004)....  20.97      17.04        -


                                        Novellus Systems, Inc.     High       Low     Dividends
                                   ------------------------------ -------   -------   ---------
                                   (CUSIP 670008101)
                                   2001
                                   First Quarter.................$ 48.38    $ 35.13        -
                                   Second Quarter................  58.09      33.88        -
                                   Third Quarter.................  56.66      28.00        -
                                   Fourth Quarter................  45.50      26.40        -
                                   2002
                                   First Quarter ................  54.14      36.23        -
                                   Second Quarter................  53.78      31.75        -
                                   Third Quarter.................  33.43      20.77        -
                                   Fourth Quarter................  37.43      20.00        -
                                   2003
                                   First Quarter.................  34.74      25.27        -
                                   Second Quarter................  38.55      26.28        -
                                   Third Quarter.................  40.85      33.33        -
                                   Fourth Quarter................  45.01      34.13        -
                                   2004
                                   First Quarter.................  44.47      29.15        -
                                   Second Quarter................  34.64      28.48        -
                                   Third Quarter
                                      (through July 23, 2004)....  31.05      26.15        -


                                        SanDisk Corporation        High       Low     Dividends
                                   ------------------------------ -------   -------   ---------
                                   (CUSIP 80004C101)
                                   2001
                                   First Quarter.................$ 23.09    $  9.81        -
                                   Second Quarter................  14.82       8.72        -
                                   Third Quarter.................  13.66       4.51        -
                                   Fourth Quarter................   9.11       4.59        -
                                   2002
                                   First Quarter ................  10.85       6.41        -
                                   Second Quarter................  11.53       4.88        -
                                   Third Quarter.................   8.70       5.83        -
                                   Fourth Quarter................  14.00       6.03        -
                                   2003
                                   First Quarter.................  11.80       7.58        -
                                   Second Quarter................  20.60       8.30        -
                                   Third Quarter.................  33.45      20.84        -
                                   Fourth Quarter................  42.49      27.63        -
                                   2004
                                   First Quarter.................  36.24      23.69        -
                                   Second Quarter................  32.65      20.08        -
                                   Third Quarter
                                      (through July 23, 2004)....  24.99      19.61        -


                                        Taiwan Semiconductor
                                      Manufacturing Company Ltd    High        Low     Dividends
                                   ------------------------------ -------   -------   ---------
                                   (CUSIP 874039100)
                                   2001
                                   First Quarter.................$ 13.31     $ 9.29        -
                                   Second Quarter................  13.06       8.74        -
                                   Third Quarter.................  12.57       6.55        -
                                   Fourth Quarter................  14.08       6.53        -
                                   2002
                                   First Quarter.................  15.31      11.81        -
                                   Second Quarter................  15.20      10.03        -
                                   Third Quarter.................  11.11       5.15        -
                                   Fourth Quarter................   7.66       4.34        -
                                   2003
                                   First Quarter.................   6.95       5.19        -
                                   Second Quarter................   8.65       5.60        -
                                   Third Quarter.................  11.32       8.27        -
                                   Fourth Quarter................  10.50       8.28        -
                                   2004
                                   First Quarter.................  10.19       8.15        -
                                   Second Quarter................   9.86       7.25        -
                                    Third Quarter
                                       (through July 23, 2004)....  7.95       6.72        -

                                   The ADS of Taiwan Semiconductor, which are quoted and traded in U.S. dollars, may trade differently from Taiwan Semiconductor ordinary shares, which are quoted and traded in New Taiwan dollars. Fluctuation in the exchange rate between the New Taiwan dollar and the U.S. dollar may affect the U.S. dollar equivalent of the New Taiwan dollar price of Taiwan Semiconductor ordinary shares on the Taiwan Stock Exchange where Taiwan Semiconductor ordinary shares trade and, as a result, may affect the market price of the Taiwan

                                   Semiconductor ADS, which may consequently affect the market price of the PLUS.



                                          Texas Instruments
                                             Incorporated          High       Low     Dividends
                                   ------------------------------ -------   -------   ---------
                                   (CUSIP 882508104)
                                   2001
                                   First Quarter.................$ 52.06    $ 29.15    $ .02125
                                   Second Quarter................  41.86      27.50      .02125
                                   Third Quarter.................  38.15      21.73      .02125
                                   Fourth Quarter................  33.88      23.14      .02125
                                   2002
                                   First Quarter ................  35.71      25.75      .02125
                                   Second Quarter................  34.09      22.93      .02125
                                   Third Quarter.................  25.78      14.77      .02125
                                   Fourth Quarter................  20.27      13.23      .02125
                                   2003
                                   First Quarter.................  18.67      14.15      .02125
                                   Second Quarter................  21.10      16.23      .02125
                                   Third Quarter.................  26.03      17.62      .02125
                                   Fourth Quarter................  30.92      23.25      .02125
                                   2004
                                   First Quarter.................  33.65      27.15      .02125
                                   Second Quarter................  30.94      23.00      .02125
                                   Third Quarter
                                      (through July 23, 2004)....  23.54      20.63        -


                                             Xilinx, Inc.           High      Low     Dividends
                                   ------------------------------ -------   -------   ---------
                                   (CUSIP 983919101)
                                   2001
                                   First Quarter.................$ 57.63    $ 35.13           -
                                   Second Quarter................  50.00      30.38           -
                                   Third Quarter.................  43.34      21.64           -
                                   Fourth Quarter................  42.41      22.80           -
                                   2002
                                   First Quarter ................  45.80      34.01           -
                                   Second Quarter................  43.84      22.43           -
                                   Third Quarter.................  23.60      14.15           -
                                   Fourth Quarter................  24.96      13.75           -
                                   2003
                                   First Quarter.................  27.09      18.70           -
                                   Second Quarter................  30.50      23.49           -
                                   Third Quarter.................  32.29      24.78           -
                                   Fourth Quarter................  39.10      27.98           -
                                   2004
                                   First Quarter.................  42.90      35.25           -
                                   Second Quarter................  40.22      32.03       $ .05
                                   Third Quarter
                                      (through July 23, 2004)....  31.80      29.70           -

                                   We make no representation as to the amount of dividends, if any, that the issuers of the Basket Stocks will pay in the future. In any event, as an investor in the PLUS, you will not be entitled to receive dividends, if any, that may be payable on the Basket Stocks.

                                          Historical Basket Values Graph

                                   The following graph shows the historical daily values for a basket composed of the Basket Stocks, assuming that the Exchange Ratios had been determined so that each Basket Stock would represent $.33334 of the Basket Value of $5 on July 23, 2004. The graph covers the period from June 30, 1999 through July 23, 2004. The historical performance of the Basket cannot be taken as an indication of its future performance.



                                                 [GRAPHIC OMITTED]



Use of Proceeds and Hedging......  The net proceeds we receive from the sale of the PLUS will be used for general corporate purposes and, in part, in connection with hedging our obligations under the PLUS through one or more of our subsidiaries. The original issue price of the PLUS includes the Agent's Commissions (as shown on the cover page of this pricing supplement) paid with respect to the PLUS and the cost of hedging our obligations under the PLUS. The cost of hedging includes the projected profit that our subsidiaries expect to realize in consideration for assuming the risks inherent in managing the hedging transactions. Since hedging our obligations entails risk and may be influenced by market forces beyond our or our subsidiaries' control, such hedging may result in a profit that is more or less than initially projected, or could result in a loss. See also "Use of Proceeds" in the accompanying prospectus.

                                   On or prior to July 23, 2004, the day we priced the PLUS for initial sale to the public, we, through our subsidiaries or others, hedged our anticipated exposure in connection with the PLUS by taking positions in the Basket Stocks. Such purchase activity could potentially have increased the prices of the Basket Stocks, and, therefore, increase the prices at which the Basket Stocks must close on the Basket Valuation Date before you would receive at maturity a payment that exceeds the principal amount of the PLUS. In addition, through our subsidiaries, we are likely to modify our hedge position throughout the life of the PLUS by purchasing and selling Basket Stocks, futures or options contracts on the Basket Stocks or on the semiconductor industry that are listed on major securities markets or positions in any other available securities or instruments that we may wish to use in connection with such hedging activities, including by selling any such securities or instruments on the Basket Valuation Date. We cannot give any assurance that our hedging activities will not affect the value of the Basket Stocks and, therefore, adversely affect the value of the PLUS or the payment you will receive at maturity.

Supplemental Information
Concerning Plan of Distribution..  Under the terms and subject to the conditions contained in the U.S. distribution agreement referred to in the prospectus supplement under "Plan of Distribution," the Agent, acting as principal for its own account, has agreed to purchase, and we have agreed to sell, the principal amount of PLUS set forth on the cover of this pricing supplement. The Agent proposes initially to offer the PLUS directly to the public at the public offering price set forth on the cover page of this pricing supplement. The Agent may allow a concession not in excess of $.10 of the principal amount of the PLUS to other dealers, which may include Morgan Stanley & Co. International Limited and Bank Morgan Stanley AG. We expect to deliver the PLUS against payment therefor in New York, New York on July 28, 2004. After the initial offering of the PLUS, the Agent may vary the offering price and other selling terms from time to time.

                                   In order to facilitate the offering of the PLUS, the Agent may engage in transactions that stabilize, maintain or otherwise affect the price of the PLUS. Specifically, the Agent may sell more PLUS than it is obligated to purchase in connection with the offering, creating a naked short position in the PLUS, for its own account. The Agent must close out any naked short position by purchasing the PLUS in the open market. A naked short position is more likely to be created if the Agent is concerned that there may be downward pressure on the price of the PLUS in the open market after pricing that could adversely affect investors who purchase in the offering. As an additional means of facilitating the offering, the Agent may bid for, and purchase, PLUS or the individual Basket Stocks in the open market to stabilize the price of the PLUS. Any of these activities may raise or maintain the market price of the PLUS above independent market levels or prevent or retard a decline in the market price of the PLUS. The Agent is not required to engage in these activities, and may end any of these activities at any time. An affiliate of the Agent has entered into a hedging transaction with us in connection with this offering of PLUS. See "--Use of Proceeds and Hedging" above.

                                   General

                                   No action has been or will be taken by us, the Agent or any dealer that would permit a public offering of the PLUS or possession or distribution of this pricing supplement or the accompanying prospectus supplement or prospectus in any jurisdiction, other than the United States, where action for that purpose is required. No offers, sales or deliveries of the PLUS, or distribution of this pricing supplement or the accompanying prospectus supplement or prospectus, may be made in or from any jurisdiction except in circumstances which will result in compliance with any applicable laws and regulations and will not impose any obligations on us, the Agent or any dealer.

                                   The Agent has represented and agreed, and each dealer through which we may offer the PLUS has represented and agreed, that it (i) will comply with all applicable laws and regulations in force in each non-U.S. jurisdiction in which it purchases, offers, sells or delivers the PLUS or possesses or distributes this pricing supplement and the accompanying prospectus supplement and prospectus and (ii) will obtain any consent, approval or permission required by it for the purchase, offer or sale by it of the PLUS under the laws and regulations in force in each non-U.S. jurisdiction to which it is subject or in which it makes purchases, offers or sales of the PLUS. We shall not have responsibility for the Agent's or any dealer's compliance with the applicable laws and regulations or obtaining any required consent, approval or permission.

                                   Brazil

                                   The PLUS may not be offered or sold to the public in Brazil. Accordingly, the offering of the PLUS has not been submitted to the Comissno de Valores Mobiliarios for approval. Documents relating to this offering, as well as the information contained herein and therein, may not be supplied to the public as a public offering in Brazil or be used in connection with any offer for subscription or sale to the public in Brazil.

                                   Chile

                                   The PLUS have not been registered with the Superintendencia de Valores y Seguros in Chile and may not be offered or sold publicly in Chile. No offer, sales or deliveries of the PLUS, or distribution of this pricing supplement or the accompanying prospectus supplement or prospectus, may be made in or from

                                   Chile except in circumstances which will result in compliance with any applicable Chilean laws and regulations.

                                   Hong Kong

                                   The PLUS may not be offered or sold in Hong
                                   Kong, by means of any document, other than to persons whose ordinary business it is to buy or sell shares or debentures, whether as principal or agent, or in circumstances which do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap. 32) of Hong Kong. The Agent has not issued and will not issue any advertisement, invitation or document relating to the PLUS, whether in Hong Kong or elsewhere, which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to PLUS which are intended to be disposed of only to persons outside Hong Kong or only to "professional investors" within the meaning of the Securities and Futures Ordinance (Cap. 571) of Hong Kong and any rules made thereunder.

                                   Mexico

                                   The PLUS have not been registered with the National Registry of Securities maintained by the Mexican National Banking and Securities Commission and may not be offered or sold publicly in Mexico. This pricing supplement and the accompanying prospectus supplement and prospectus may not be publicly distributed in Mexico.

                                   Singapore

                                   This pricing supplement and the accompanying prospectus supplement and prospectus have not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this pricing supplement and the accompanying prospectus supplement and prospectus used in connection with the offer or sale, or invitation for subscription or purchase, of the PLUS may not be circulated or distributed, nor may the PLUS be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than under circumstances in which such offer, sale or invitation does not constitute an offer or sale, or invitation for subscription or purchase, of the PLUS to the public in Singapore.

ERISA Matters for Pension Plans
and Insurance Companies..........  Each fiduciary of a pension, profit-sharing or other employee benefit plan subject to the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), (a "Plan") should consider the fiduciary standards of ERISA in the context of the Plan's particular circumstances before authorizing an investment in the PLUS. Accordingly, among other factors, the fiduciary should consider whether the investment would satisfy the prudence and diversification requirements of ERISA and would be consistent with the documents and instruments governing the Plan.

                                   In addition, we and certain of our
                                   subsidiaries and affiliates, including MS &
                                   Co. and Morgan Stanley DW Inc. (formerly Dean Witter Reynolds Inc.) ("MSDWI"), may each be considered a "party in interest" within the meaning of ERISA, or a "disqualified person" within the meaning of the Internal Revenue Code of 1986, as amended (the "Code"), with respect to many Plans, as well as many individual retirement accounts and Keogh plans (also "Plans"). Prohibited transactions within the meaning of ERISA or the Code would likely arise, for example, if the PLUS are acquired by or with the assets of a Plan with respect to which MS & Co., MSDWI or any of their affiliates is a service provider, unless the PLUS are acquired pursuant to an exemption from the "prohibited transaction" rules. A violation of these "prohibited transaction" rules may result in an excise tax or other liabilities under ERISA and/or
                                   Section 4975 of the Code for such persons, unless exemptive relief is available under an applicable statutory or administrative exemption.

                                   The U.S. Department of Labor has issued five prohibited transaction class exemptions ("PTCEs") that may provide exemptive relief for direct or indirect prohibited transactions resulting from the purchase or holding of the PLUS. Those class exemptions are PTCE 96-23 (for certain transactions determined by in-house asset managers), PTCE 95-60 (for certain transactions involving insurance company general accounts), PTCE 91-38 (for certain transactions involving bank collective investment funds), PTCE 90-1 (for certain transactions involving insurance company separate accounts) and PTCE 84-14 (for certain transactions determined by independent qualified asset managers).

                                   Because we may be considered a party in
                                   interest with respect to many Plans, the PLUS may not be purchased or held by any Plan, any entity whose underlying assets include "plan assets" by reason of any Plan's investment in the entity (a "Plan Asset Entity") or any person investing "plan assets" of any Plan, unless such purchaser or investor is eligible for exemptive relief, including relief available under PTCE 96-23, 95-60, 91-38, 90-1 or 84-14 or such purchase and holding is otherwise not prohibited. Any purchaser, including any fiduciary purchasing on behalf of a Plan, or investor in the PLUS will be deemed to have represented, in its corporate and fiduciary capacity, by its purchase and holding thereof that it either (a) is not a Plan or a Plan Asset Entity and is not purchasing such securities on behalf of or with "plan assets" of any Plan or (b) is eligible for exemptive relief or such purchase or holding is not prohibited by ERISA or Section 4975 of the Code.

                                   Under ERISA, assets of a Plan may include assets held in the general account of an insurance company which has issued an insurance policy to such plan or assets of an entity in which the Plan has invested. Accordingly, insurance company general accounts that include assets of a Plan must ensure that one of the foregoing exemptions is available. Due to the complexity of these rules and the penalties that may be imposed upon persons involved in non-exempt prohibited transactions, it is particularly important that fiduciaries or other persons considering purchasing the PLUS on behalf of or with "plan assets" of any Plan consult with their counsel regarding the availability of exemptive relief under PTCE 96-23, 95-60, 91-38, 90-1 or 84-14.

                                   Certain plans that are not subject to ERISA, including plans maintained by state and local governmental entities, are nonetheless subject to investment restrictions under the terms of applicable local law. Such restrictions may preclude the purchase of the PLUS.

                                   Purchasers of the PLUS have exclusive
                                   responsibility for ensuring that their
                                   purchase and holding of the PLUS do not
                                   violate the prohibited transaction rules of ERISA or the Code, or any requirements applicable to government or other benefit plans that are not subject to ERISA or the Code.

United States Federal Income
Taxation.........................  The following summary is based on the advice of Davis Polk & Wardwell, our special tax counsel ("Tax Counsel"), and is a general discussion of the principal potential U.S. federal income tax consequences to initial investors in the PLUS that (i) purchase the PLUS at their Issue Price and (ii) will hold the PLUS as capital assets within the meaning of Section 1221 of the Code. This summary is based on the Code, administrative pronouncements, judicial decisions and currently effective and proposed Treasury regulations, changes to any of which subsequent to the date of this pricing supplement may affect the tax consequences described herein. This summary does not address all aspects of U.S. federal income taxation that may be relevant to a particular investor in light of the investor's individual circumstances or to investors subject to special treatment under the U.S. federal income tax laws, such as:

                                   o  certain financial institutions;
                                   o  tax-exempt organizations;
                                   o dealers and certain traders in securities or foreign currencies;
                                   o  investors holding a PLUS as part of a
                                      hedging transaction, straddle, conversion
                                      or other integrated transaction;
                                   o  U.S. Holders, as defined below, whose
                                      functional currency is not the U.S.
                                      dollar;
                                   o  partnerships;
                                   o  nonresident alien individuals who have
                                      lost their United States citizenship or
                                      who have ceased to be taxed as United
                                      States resident aliens;
                                   o corporations that are treated as foreign personal holding companies, controlled foreign corporations or passive foreign investment companies;
                                   o Non-U.S. Holders, as defined below, that are owned or controlled by persons subject to U.S. federal income tax;

                                   o Non-U.S. Holders for whom income or gain in respect of the PLUS is effectively connected with a trade or business in the United States;
                                   o  Non-U.S. Holders who are individuals
                                      having a "tax home" (as defined in Section
                                      911(d)(3) of the Code) in the United
                                      States; and
                                   o Non-U.S. Holders that hold, or will hold, actually or constructively, more than 5% of the PLUS or more than 5% of any Basket Stock.

                                   As the law applicable to the U.S. federal income taxation of instruments such as the PLUS is technical and complex, the discussion below necessarily represents only a general summary. Moreover, the effect of any applicable state, local or foreign tax laws is not discussed.

                                   If you are considering purchasing the PLUS, you are urged to consult your own tax advisor with regard to the application of the U.S. federal income tax laws to your particular situation as well as any tax consequences arising under any state, local or foreign taxing jurisdiction.

                                   General

                                   Pursuant to the terms of the PLUS, we and every investor in the PLUS agree (in the absence of an administrative determination or judicial ruling to the contrary) to characterize a PLUS for all tax purposes as a single financial contract with respect to the Basket that (i) requires the investor to pay us at inception an amount equal to the purchase price of the PLUS and (ii) entitles the investor to receive at maturity an amount in cash based upon the performance of the Basket. The characterization of the PLUS described above is not, however, binding on the IRS or the courts. No statutory, judicial or administrative authority directly addresses the characterization of the PLUS (or of similar instruments) for U.S. federal income tax purposes, and no ruling is being requested from the IRS with respect to their proper characterization and treatment. Due to the absence of authorities that directly address the PLUS (or similar instruments), Tax Counsel is unable to render an opinion as to their proper characterization for U.S. federal income tax purposes. As a result, significant aspects of the U.S. federal income tax consequences of an investment in the PLUS are uncertain, and no assurance can be given that the IRS or the courts will agree with the characterization and tax treatment described herein. Accordingly, you are urged to consult your own tax advisor regarding the U.S. federal income tax consequences of an investment in the PLUS (including possible alternative characterizations of the PLUS) and regarding any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction. Unless otherwise stated, the following discussion is based on the characterization described above.

                                   U.S. Holders

                                   As used herein, the term "U.S. Holder" means a beneficial owner of a PLUS that for U.S. federal income tax purposes is:

                                   o  a citizen or resident of the United
                                      States;
                                   o a corporation, or other entity taxable as a corporation, created or organized under the laws of the United States or any political subdivision thereof; or
                                   o an estate or trust the income of which is subject to United States federal income taxation regardless of its source.

                                   Tax Treatment of the PLUS

                                   Tax basis. A U.S. Holder's tax basis in the PLUS will equal the amount paid by the U.S. Holder to acquire the PLUS.

                                   Settlement of the PLUS at maturity. Upon receipt of cash at maturity, a U.S. Holder generally will recognize long-term capital gain or loss equal to the difference between the amount of cash received and the U.S. Holder's tax basis in the PLUS.

                                   Sale or exchange of the PLUS. Upon a sale or exchange of the PLUS prior to their maturity, a U.S. Holder will generally recognize capital gain or loss equal to the difference between the amount realized on the sale or exchange and the U.S. Holder's tax basis in the PLUS sold or exchanged. This gain or loss will generally be long-term capital gain or loss if the U.S. Holder held the PLUS for more than one year at the time of disposition.

                                   Possible Alternative Tax Treatments of an
                                   Investment in the PLUS

                                   Due to the absence of authorities that
                                   directly address the proper tax treatment of the PLUS, no assurance can be given that the IRS will accept, or that a court will uphold, the characterization and treatment described above. In particular, the IRS could seek to analyze the U.S. federal income tax consequences of owning the PLUS under Treasury regulations governing contingent payment debt instruments (the "Contingent Payment Regulations").

                                   If the IRS were successful in asserting that the Contingent Payment Regulations applied to the PLUS, the timing and character of income thereon would be significantly affected. Among other things, a U.S. Holder would be required to accrue original issue discount on the PLUS every year at a "comparable yield" determined at the time of their issuance. Furthermore, any gain realized by a U.S. Holder at maturity or upon a sale or other disposition of the PLUS would generally be treated as ordinary income, and any loss realized at maturity would be treated as ordinary loss to the extent of the U.S. Holder's prior accruals of original issue discount, and as capital loss thereafter.

                                   Even if the Contingent Payment Regulations do not apply to the PLUS, other alternative federal income tax characterizations of the PLUS are possible which, if applied, could also affect the timing and the character of the income or loss with respect to the PLUS. It is possible, for example, that a PLUS could be treated as a unit consisting of a loan and a forward contract, in which case a U.S. Holder would be required to accrue interest income or original issue discount on a current basis. Accordingly, prospective investors are urged to consult their own tax advisors regarding all aspects of the U.S. federal income tax consequences of an investment in the PLUS.

                                   Backup Withholding and Information Reporting

                                   A U.S. Holder of the PLUS may be subject to backup withholding in respect of amounts paid to the U.S. Holder, unless the U.S. Holder provides proof of an applicable exemption or a correct taxpayer identification number, or otherwise complies with applicable requirements of the backup withholding rules. The amounts withheld under the backup withholding rules are not an additional tax and may be refunded, or credited against the U.S. Holder's U.S. federal income tax liability, provided the required information is furnished to the IRS. In addition, a U.S. Holder of the PLUS may also be subject to information reporting requirements, unless the U.S. Holder provides proof of an applicable exemption or otherwise complies with the applicable requirements of the information reporting rules.

                                   Non-U.S. Holders

                                   The discussion under this heading applies to you only if you are a "Non-U.S. Holder." A Non-U.S. Holder is a beneficial owner of a PLUS that for U.S. federal income tax purposes is:

                                   o   a nonresident alien individual;
                                   o   a foreign corporation; or
                                   o   a foreign trust or estate.

                                   A Non-U.S. Holder of the PLUS will not be subject to U.S. federal income or withholding tax in respect of amounts paid to the Non-U.S. Holder, provided that all Basket Stocks will continue to be regularly traded on an established securities market, as defined in the applicable Treasury regulations, except that gain from the sale or exchange of the PLUS or their settlement at maturity may be subject to U.S. federal income tax if such Non-U.S. Holder is a non-resident alien individual and is present in the United States for 183 days or more during the taxable year of the sale or exchange (or settlement at maturity) and certain other conditions are satisfied.

                                   Information returns may be filed with the IRS in connection with the payment on the PLUS at maturity as well as in connection with the proceeds from a sale, exchange or other disposition. A Non-U.S. Holder will be subject to backup withholding in respect of amounts paid to the Non-U.S. Holder, unless such Non-U.S. Holder complies with certain certification procedures establishing that it is not a U.S. person for U.S. federal income tax purposes

                                   (e.g., by providing a completed IRS Form
                                   W-8BEN certifying, under penalties of
                                   perjury, that such Non-U.S. Holder is not a U.S. person) or otherwise establishes an exemption. The amount of any backup withholding from a payment to a Non-U.S. Holder will be allowed as a credit against the Non-U.S. Holder's U.S. federal income tax liability and may entitle the Non-U.S. Holder to a refund, provided that the required information is furnished to the IRS.